Exhibit 10.19.5

HAWKER BEECHCRAFT CORPORATION

RETIREMENT INCOME PLAN

FOR

SALARIED EMPLOYEES

Amended and Restated Effective January 1, 2011

HAWKER BEECHCRAFT CORPORATION RETIREMENT

INCOME PLAN FOR SALARIED EMPLOYEES

TABLE OF CONTENTS

INTRODUCTION		1

ARTICLE 1 DEFINITIONS		2

1.01	“Accrued Benefit”	2
1.02	“Active Employment”	2
1.03	“Active Participant”	2
1.04	“Actuarial Equivalent”	2
1.05	“Actuarial Equivalent Value”	2
1.06	“Actuary”	2
1.07	“Adjustment Factor”	2
1.08	“Affiliated Employer”	2
1.09	“Beneficiary”	3
1.10	“Benefit Commencement Date”	3
1.11	“Board” or “Board of Directors”	3
1.12	“Break in Employment”	3
1.13	“Code”	3
1.14	“Committee”	3
1.15	“Compensation”	3
1.16	“Credited Service”	4
1.17	“Deferred Vested Benefit”	4
1.18	“Defined Benefit Dollar Limitation”	4
1.19	“Disability Retirement Benefit”	4
1.20	“Early Retirement Benefit”	4
1.21	“Early Retirement Date”	4
1.22	“Effective Date”	5
1.23	“Effective Date of this Restatement”	5
1.24	“Eligible Employee”	5
1.25	“Eligibility Service”	5
1.26	“Employee”	5
1.27	“Employer”	6
1.28	“Employment Commencement Date”	6
1.29	“ERISA”	6
1.30	“Estimated Primary Social Security Benefit”	6
1.31	“Final Average Earnings”	7
1.32	“Fund”	8
1.33	“Funding Agent”	8
1.34	“Highly Compensated Employee” and “Highly Compensated Former Employee”	8
1.35	“Hour of Service”	8
1.36	“Joint Annuitant”	8

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1.37	“Joint and Two-Thirds to Survivor Annuity”	8
1.38	“Leased Employee”	9
1.39	“Loss of Seniority”	9
1.40	“Limitation Year”	9
1.41	“Monthly Earnings”	9
1.42	“Named Fiduciary”	11
1.43	“Normal Retirement Age”	11
1.44	“Normal Retirement Benefit”	11
1.45	“Normal Retirement Date”	11
1.46	“Participant”	11
1.47	“Participating Employer”	11
1.48	“Participation”	13
1.49	“Period of Service”	13
1.50	“Period of Severance”	13
1.51	“Plan”	13
1.52	“Plan Sponsor”	13
1.53	“Plan Year”	13
1.54	“Postponed Retirement Benefit”	13
1.55	“Postponed Retirement Date”	13
1.56	“Predecessor Employer”	14
1.57	“Predecessor to this Plan”	14
1.58	“Qualified Joint and Survivor Annuity”	14
1.59	“Reemployment Commencement Date”	14
1.60	“Retirement Date”	14
1.61	“Salaried Plan Employee”	14
1.62	“Severance from Service Date”	16
1.63	“Social Security Adjustment”	16
1.64	“Termination”	17
1.65	“Termination Date”	17
1.66	“Total and Permanent Disability”	17
1.67	“Trust”	17
1.68	“Trustee”	17
1.69	“Vesting Service”	18

ARTICLE 2 SERVICE COUNTING RULES		19

2.01	Period of Service	19
2.02	Active Employment	20
2.03	Eligibility Service	21
2.04	Vesting Service	21
2.05	Credited Service	21
2.06	Pre-Break Service - General Rule	22
2.07	Special Rules Relating to Qualified Military Service	22

ARTICLE 3 ELIGIBILITY FOR PARTICIPATION AND TRANSFERS		24

3.01	Eligibility to Become a Participant	24

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3.02	Reemployment	24
3.03	Termination of Participation	24
3.04	Transfer to Another Plan	24
3.05	Transfer from Another Plan: Prohibition of Double Counting	24
3.06	Coordination with Raytheon Company Pension Plan for Salaried Employees	25

ARTICLE 4 RETIREMENT ELIGIBILITY AND SUSPENSION OF BENEFITS		26

4.01	Retirement	26
4.02	Suspension of Benefits - Postponed Retirement	26
4.03	Suspension of Benefits - Rehires	26
4.04	Suspension of Benefit Notice	26
4.05	Section 203(a)(3)(B) Service	27
4.06	Recommencement of Benefits	27
4.07	Required Commencement at Age 70 1/2	27
4.08	Required Commencement at Normal Retirement Age	29

ARTICLE 5 AMOUNT OF RETIREMENT BENEFIT		30

5.01	Accrued Benefit	30
5.02	Normal Retirement Benefit	31
5.03	Postponed Retirement Benefit	31
5.04	Early Retirement Benefit	31
5.05	Deferred Vested Benefit	32
5.06	Adjustment for Suspension of Benefits	32
5.07	Disability Retirement Benefit	32
5.08	Adjustment for Participants Receiving LTD Benefits	34
5.09	Cessation and Restoration of Accrued Benefits for Highly Compensated Employees	35

ARTICLE 6 REQUIRED BENEFIT LIMITATIONS		36

6.01	Code Section 415 Limits	36
6.02	Restrictions on Twenty-Five Highest Paid Employees	36
6.03	Funding-Based Limits on Benefits and Benefit Accruals	37

ARTICLE 7 VESTING		46

7.01	General Rule	46
7.02	Vesting at Normal Retirement Age	46
7.03	Vesting after Five Years of Vesting Service	46
7.04	Vesting for Non-Work-Related Disability	46
7.05	Vesting Upon Plan Termination	46

ARTICLE 8 PRERETIREMENT SURVIVOR BENEFITS		47

8.01	Automatic Preretirement Spousal Death Benefit	47

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8.02	Death After Normal Retirement Date	48
8.03	Additional Optional Death Benefit	49
8.04	Limitation on Total Benefit	50

ARTICLE 9 FORMS OF BENEFIT		51

9.01	Qualified Joint and Survivor Annuity	51
9.02	Lump Sum Payments	51
9.03	Right to Elect	52
9.04	Election of Forms	52
9.05	Optional Forms of Retirement Benefit	53
9.06	Beneficiary	55
9.07	Eligible Rollover Distributions	55
9.08	Retroactive Payments	56
9.09	Overpayments	57

ARTICLE 10 FUNDING		58

10.01	Funding Agreement	58
10.02	Non-Diversion of the Fund	58

ARTICLE 11 PLAN ADMINISTRATION		59

11.01	Appointment of Committee	59
11.02	Powers and Duties	59
11.03	Actions by the Committee	60
11.04	Interested Committee Members	60
11.05	Indemnification	60
11.06	Conclusiveness of Action	61
11.07	Payment of Expenses	61
11.08	Named Fiduciary	61
11.09	Funding Policy and Method	61
11.10	Bonding	61
11.11	Claim Procedure	62

ARTICLE 12 CONTRIBUTIONS		65

12.01	Employer Contributions	65
12.02	Participant Contributions	65
12.03	Contingent Nature of Contributions	65

ARTICLE 13 AMENDMENT, TERMINATION, AND MERGER OF THE PLAN		66

13.01	Right to Amend the Plan	66
13.02	Right to Terminate the Plan	66
13.03	Allocation of Assets and Surplus	66
13.04	Plan Mergers, Consolidations, and Transfers	67
13.05	Amendment of Vesting Schedule	67

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ARTICLE 14 TOP-HEAVY PLAN PROVISIONS		68

14.01	General Rule	68
14.02	Vesting Provision	68
14.03	Minimum Benefit Provision	68
14.04	Coordination with Other Plans	69
14.05	Top-Heavy Plan Definition	69
14.06	Key Employee	71
14.07	Non-Key Employee	72
14.08	Collective Bargaining Rules	72

ARTICLE 15 MISCELLANEOUS		73

15.01	Limitation on Distributions	73
15.02	Limitation on Reversion of Contributions	73
15.03	Voluntary Plan	73
15.04	Nonalienation of Benefits	74
15.05	Inability to Receive Benefits	74
15.06	Missing Persons	74
15.07	Limitation of Third Party Rights	76
15.08	Invalid Provisions	76
15.09	One Plan	76
15.10	Use and Form of Words	76
15.11	Headings	76
15.12	Governing Law	77
15.13	Separate Liability	77
15.14	Erroneous Payments	77
15.15	Use of Electronic Media	77

ARTICLE 16 SPECIAL ELIGIBILITY RULES		78

16.01	Applicability	78
16.02	Special Eligibility Rules	78
16.03	Definitions	78
16.04	Pension Plan Distributee	79

APPENDIX A	Procedures For Calculation Of Actuarial Equivalent Values	A-1

APPENDIX B	Reduction Factors For Additional Optional Death Benefit Under Section 8.03	B-1

SUPPLEMENT A	Special Provisions Applicable to Former Hangar One, Inc. Salaried Employees	Suppl. A -1

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INTRODUCTION

The Hawker Beechcraft Corporation Retirement Income Plan For Salaried Employees (the “Plan”) as stated herein is an amendment and restatement of the Plan. This amendment and restatement of the Plan is generally effective as of January 1, 2011, or such other dates as may be specifically provided herein or as otherwise required by law for the Plan to satisfy the requirements of Section 401(a) of the Code.

The rights, privileges, and obligations of any Employer, Employee, Participant, Beneficiary, or other person will be governed by the relevant terms of this amended and restated Plan, except that nothing in this restated plan document will be construed as granting any terminated Participant (or beneficiary thereof) any greater vested benefit than such Participant had at the time of the Participant’s Separation from Service. The provisions of this amended and restated Plan governing accrual and vesting of benefits (including, but not limited to, interest and mortality assumptions) apply only to benefits accrued under this Plan.

The provisions of the Plan are subject to a determination by the Internal Revenue Service that the Plan is “qualified” under Section 401(a) of the Code. It is further intended that the Plan also conform to the requirements of Title I of ERISA, as amended from time to time.

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ARTICLE 1

Definitions

1.01	“Accrued Benefit”

shall mean the amount of monthly pension benefit, payable as a straight life annuity, commencing at Normal Retirement Age, as shall be considered accrued at any time for a Participant in accordance with the provisions of Article 5.

1.02	“Active Employment”

shall mean the period of service defined in Sections 2.02 and 2.07.

1.03	“Active Participant”

means a Participant still actively employed as an Eligible Employee.

1.04	“Actuarial Equivalent”

shall mean a benefit or amount having the same Actuarial Equivalent Value as an Accrued Benefit or other applicable benefit.

1.05	“Actuarial Equivalent Value”

shall mean the single sum present value of an Accrued Benefit or other applicable benefit, where values are calculated under generally accepted actuarial methods and using the applicable tables, interest rates, and other factors described in Appendix A of this Plan.

1.06	“Actuary”

shall mean that individual who is an “enrolled actuary” as defined in Section 7701(a)(35) of the Code or that firm of actuaries which has on its staff such an actuary, appointed by the Committee.

1.07	“Adjustment Factor”

shall mean the cost of living adjustment factor prescribed by the Secretary of the Treasury under Section 415(d) of the Code, applied to such items and in such manner as the Secretary shall prescribe.

1.08	“Affiliated Employer”

shall mean the Employer and any other entity while it is a member of a “controlled group of corporations,” a group under “common control,” or an “affiliated service group,” all as determined under Code Sections 414(b), (c), (m), (o), or, solely for purposes of Section 6.01, the rules set forth in Code Section 415(h). Raytheon Company ceased to be an Affiliated Employer upon the closing of the divestiture of Raytheon Aircraft Company by Raytheon Company on March 26, 2007.

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1.09	“Beneficiary”

shall mean that person or persons or entity or entities (including a trust) or estate that shall be entitled to receive benefits payable pursuant to the provisions of this Plan by virtue of a Participant’s death, pursuant to the provisions of Articles 8 and 9.

1.10	“Benefit Commencement Date”

shall mean the first day of the first period (e.g. month, quarter, year) for which a benefit is payable to an individual, even though the first payment may not actually have been made at that date.

1.11	“Board” or “Board of Directors”

shall mean the Board of Directors of the Plan Sponsor, except that any action which could be taken by the Board may also be taken by a duly authorized committee of the Board.

1.12	“Break in Employment”

shall mean a Termination followed by a one-year Period of Severance.

1.13	“Code”

shall mean the Internal Revenue Code of 1986, as amended from time to time.

1.14	“Committee”

shall mean the committee of individuals appointed by the Board to be responsible for the operations and administration of the Plan in accordance with the provisions of Article 11.

1.15	“Compensation”

shall mean the wages as defined in Code Section 3401(a) for purposes of income-tax withholding but without regard to any rules that limit the remuneration included in wages based on the nature or location of the employment or services performed. “Compensation” includes the following amounts paid after a separation from service by the later of 2 1/2 months after the separation or the last day of the Limitation Year that includes the date of the separation from service:

(a)	Regular compensation for services during the Employee’s regular working hours, or compensation for services outside the Employee’s regular working hours (such as overtime or shift differential), commissions, bonuses or similar payments and the payment would have been paid to the Employee prior to the separation from service if the Employee had continued in employment with the Employer.

(b)	Payment for unused accrued bona fide sick, vacation, or other leave, but only if the Employee would have been able to use the leave if employment continued and

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those amounts would have been included in the definition of Compensation if they were paid prior to the Employee’s separation from service.

(c)	Amounts received by an Employee pursuant to a nonqualified unfunded deferred compensation plan, but only if the payment would have been paid to the Employee at the same time if the Employee had continued in employment with the Employer, only to the extent includible in the Employee’s gross income, and those amounts would have been includible in the definition of Compensation if they were paid prior to the Employee’s separation from service.

The term “Compensation” includes any amounts that would have been received by an Employee and includible in the Employee’s gross income but for an election under Code Sections 125(a), 132(f)(4), 402(e)(3), or 457(b). The term “Compensation” also includes any differential pay paid by the Employer to the Participant during the Limitation Year.

The “Compensation” of an individual taken into account under this Plan for a Limitation Year will not exceed $200,000, as adjusted for cost of living increases in accordance with Code Section 401(a)(17)(B). The determination of an individual’s “Compensation” will be made by the Committee in accordance with the provisions of Code Section 415 and the related Treasury Regulations.

1.16	“Credited Service”

shall mean the period of service determined under Sections 2.05 and 2.06.

1.17	“Deferred Vested Benefit”

shall mean the benefit to which a vested Participant would be entitled after a Break in Employment, as calculated in accordance with Article 5.

1.18	“Defined Benefit Dollar Limitation”

shall mean the limitation set forth in Section 415(b)(1) of the Code.

1.19	“Disability Retirement Benefit”

shall mean the benefit to which a Participant would be entitled in the event of Total and Permanent Disability, as calculated in accordance with Article 5.

1.20	“Early Retirement Benefit”

shall mean the benefit to which a Participant would be entitled in the event of his retirement prior to his Normal Retirement Date, as calculated in accordance with Article 5.

1.21	“Early Retirement Date”

shall mean the first day of the calendar month coincident with or next following the Participant’s Termination Date, if such date is earlier than the Participant’s Normal Retirement

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Date, provided that the Participant’s Termination Date falls on or after the Participant’s fifty-fifth (55th) birthday, and provided that the Participant has completed five years of Credited Service, including a comparable period of service earned under another plan maintained by an Affiliated Employer, by his Termination Date.

1.22	“Effective Date”

shall mean October 1, 1955.

1.23	“Effective Date of this Restatement”

shall mean January 1, 2011, or such other dates as may be specifically provided herein or as otherwise required by law for the Plan to satisfy the requirements of Section 401(a) of the Code.

1.24	“Eligible Employee”

shall mean a Salaried Plan Employee who is employed by an Employer, but does not include a person whose terms and conditions of employment are the subject of a collective bargaining agreement between an Employer and a collective bargaining agent unless and until participation in the Plan shall have been negotiated for and agreed to in writing by the representatives of such Employer and the collective bargaining agent. The term “Eligible Employee” shall not include a Leased Employee or any individual classified, treated, or otherwise characterized by the Employer as an independent contractor, consultant, leased employee, temporary agency employee, or otherwise not treated by the Employer as an “Eligible Employee” for purposes of this Plan.

The determination whether an individual constitutes an “Eligible Employee” for purposes of this Plan will be made by the Employer with the consent of the Committee in its sole discretion. Said determination will apply for all purposes of this Plan and regardless of whether an individual is later classified by any governmental agency, court, tribunal, governing body, or any other person or entity as a common law employee of the Employer. It is the intent hereof that the Employer with the consent of the Committee will decide in its sole discretion which individuals are classified as “Eligible Employees” for purposes of this Plan.

1.25	“Eligibility Service”

shall mean service as counted for determining a Participant’s right to become a Participant in the Plan, as determined in accordance with Article 2.

1.26	“Employee”

shall mean any person who is employed and compensated (by payroll check issued directly from the employer or agent thereof to the Employee or direct payroll deposit made to the Employee’s account by the employer or agent thereof) by the Employer or an Affiliated Employer or otherwise expressly designated as an employee on the books and records of the Employer or an Affiliated Employer and treated by such Employer or Affiliated Employer as an employee for federal employment tax purposes. Any person who, after the close of a Plan Year,

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is retroactively treated by the Employer or an Affiliated Employer or any other party as an employee for such prior Plan Year shall not, for purposes of the Plan, be considered an Employee for such prior Plan Year unless expressly so treated by the Employer or Affiliated Employer.

1.27	“Employer”

shall mean Hawker Beechcraft Corporation (formerly Raytheon Aircraft Company) and any other Affiliated Employer which, with the consent of the Committee, has adopted this Plan for its Eligible Employees. “Employer” when used in this Plan shall refer to such adopting entities either individually or collectively, as the context may require.

1.28	“Employment Commencement Date”

shall mean the date on which the Employee first is credited with an Hour of Service.

1.29	“ERISA”

shall mean the Employee Retirement Income Security Act of 1974 (Public Law #93-406), as amended from time to time.

1.30	“Estimated Primary Social Security Benefit”

means, as to a Participant retiring on or after Normal Retirement Date, the monthly Social Security retirement benefit to which the Participant would be entitled under Title II of the Social Security Act on the Participant’s Termination Date, without regard as to whether the Participant is actually entitled to a Social Security retirement benefit. As to a Participant who has a Termination Date or ceases to be an Eligible Employee prior to Normal Retirement Date, “Estimated Primary Social Security Benefit” means the monthly Social Security retirement benefit to which the Participant would be entitled at his Normal Retirement Date under Title II of the Social Security Act as in effect on the last day of employment as an Eligible Employee, assuming that the Participant’s Credited Service continued until the Participant attained age sixty-five (65), that until the date on which the Participant would have attained age sixty-five (65) the Participant received the same rate of compensation in effect when he last performed services as an Eligible Employee, and that the Participant is actually entitled to a Social Security retirement benefit and elects to begin benefit payments upon reaching age sixty-five (65).

The Social Security benefit is computed on the basis of an estimated earnings history throughout the period during which the Participant could have been covered under the Social Security Act. Estimated earnings under this section will be computed by the Employer by applying a 6% discount to the employee’s annual rate of compensation as in effect immediately after the period for which the estimate is being made to the later of 1951 or the calendar year the Participant reached age 22.

In lieu of using an estimated compensation for a particular period, the Participant may elect to have his Estimated Primary Social Security Benefit based on the Participant’s actual wage history as furnished by the Social Security Administration or such other source as the Employer deems to be reliable. The Participant must, however, supply the Employer with

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satisfactory documentation of his actual wage history within one year of time following the later of his termination of employment (initial termination of employment, in the case of a rehired employee) or the date upon which the Employer notifies him of the benefit, if any, that he is entitled to receive under the Plan. If the Participant elects to furnish his actual wage history after the date that his Accrued Benefit has been determined by the Employer, the recalculated Estimated Primary Social Security Benefit shall not cause a reduction to his Accrued Benefit.

1.31	“Final Average Earnings”

shall mean the highest amount obtainable by averaging a Participant’s Monthly Earnings for any 60 consecutive months of Active Employment with a Participating Employer (or the total number of such months, if the Participant has completed fewer than 60 months of Active Employment with a Participating Employer) within the last 120 consecutive months prior to his last date of Active Employment with a Participating Employer. Prior to January 1, 1991, the 60-month average was based on consecutive months of Credited Service instead of consecutive months of Active Employment with a Participating Employer.

If a Participant’s last 120 consecutive months of employment include a period of continuous layoff which does not cause a Loss of Seniority, then his Final Average Earnings shall be equal to the greater of (i) the amount determined under the preceding paragraph of this Section, and (ii) the amount determined by assuming that he received Monthly Earnings during the period of continuous layoff at the same rate as in effect at the beginning of the period of layoff.

In calculating Final Average Earnings between January 1, 1989 and December 31, 1993, the total amount of Monthly Earnings taken into account in any consecutive 12-month period shall not exceed $200,000 times the Adjustment Factor applicable for that calendar year.

In calculating Final Average Earnings between January 1, 1994 and December 31, 2001, the total amount of Monthly Earnings taken into account in any consecutive 12-month period shall not exceed $150,000 times the Adjustment Factor applicable for such year only after the cumulative cost-of-living adjustments are equal to or exceed the next $10,000 increment thereafter. In applying such limit to any consecutive 12-month period, the applicable limit shall be based on the annual compensation limit in effect for the respective calendar year in which each 12-month period begins with the unadjusted $150,000 limit applied for all periods beginning prior to January 1, 1994.

In calculating Final Average Earnings on or after January 1, 2002, the total amount of Monthly Earnings taken into account in any consecutive 12-month period shall not exceed $200,000. The $200,000 limit on annual compensation shall be adjusted for cost-of-living increases in accordance with Section 401(a)(17)(B) of the Code and the applicable limit shall be based on the annual compensation limit in effect for the calendar year in which each 12-month period begins. In determining benefit accruals in Plan Years beginning on or after January 1, 2002, the annual compensation limit for consecutive 12-month periods beginning before January 1, 2002 shall be $200,000.

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In calculating Final Average Earnings for a Participant who is being credited with Credited Service under Section 5.08 of this Plan (relating to a Participant receiving benefits under a long-term disability plan), it shall be assumed that such Participant continued to receive earnings at the rate equal to his Monthly Earnings rate on the last day of Active Employment before his long-term disability benefits began.

In calculating Final Average Earnings for a Participant who is eligible for Credited Service while a member under the Raytheon Company Pension Plan for Salaried Employees, as provided under Section 2.05, it shall be assumed that the Participant’s period of Active Employment and Monthly Earnings under this Plan shall include his period of employment while a member under the Raytheon Company Pension Plan for Salaried Employees.

1.32	“Fund”

shall mean any fund provided for in a trust arrangement or an insurance contract or a combination of both, which is held by a Funding Agent, to which contributions under the Plan on and after the Effective Date will be made, and out of which benefits are paid to the Participants or otherwise provided for.

1.33	“Funding Agent”

shall mean a Trustee or insurance company or any duly appointed successor or successors selected to hold a Fund.

1.34	“Highly Compensated Employee” and “Highly Compensated Former Employee”

shall mean an Employee who is determined to be a Highly Compensated Employee or Highly Compensated Former Employee under the provisions of Article 6 of this plan.

1.35	“Hour of Service”

shall mean each hour for which an Employee is paid, or entitled to payment, by an Employer, an Affiliated Employer, or a Predecessor Employer, for the performance of duties. Hours of Service shall be computed and credited in accordance with the Department of Labor regulations under Section 2530.200b.

1.36	“Joint Annuitant”

shall mean the Beneficiary who will receive retirement benefits after the death of the Participant based on the provisions of a joint and survivor annuity, as described in Article 9.

1.37	“Joint and Two-Thirds to Survivor Annuity”

shall mean a retirement benefit under which equal monthly installments are payable during the joint lifetimes of the retired Participant and the Joint Annuitant, and under which, upon the death of either the retired Participant or the Joint Annuitant, an amount equal to two-thirds of the amount payable during their joint lifetime continues to be paid for the lifetime of the survivor.

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1.38	“Leased Employee”

means any person (other than an employee of the recipient) who pursuant to an agreement between the recipient and any other person (“leasing organization”) has performed services for the recipient (or for the recipient and related persons determined in accordance with Section 414(n)(6) of the Code) on a substantially full-time basis for a period of at least one year and such services are performed under primary direction or control by the recipient. Except as provided in the next sentence, solely for purposes of the requirements listed in Section 414(n)(3) of the Code, a Leased Employee shall be treated as an employee of the recipient, and contributions or benefits provided by the leasing organization which are attributable to services performed for the recipient shall be treated as provided by the recipient. Notwithstanding the previous sentence, a Leased Employee shall not be considered an employee of the recipient for purposes of the requirements listed in Section 414(n)(3) of the Code if both: (i) such employee is covered by a money purchase pension plan providing: (1) a nonintegrated employer contribution rate of at least 10 percent of compensation, as defined in Section 415(c)(3) of the Code, but including amounts contributed pursuant to a salary reduction agreement which are excludable from the employee’s gross income under Section 125, Section 402(e)(3), Section 401(h)(1)(B), Section 403(b), or Section 132(f)(4) of the Code, (2) immediate participation, and (3) full and immediate vesting; and (ii) Leased Employees do not constitute more than 20 percent of the recipient’s nonhighly compensated workforce.

1.39	“Loss of Seniority”

shall mean the occurrence of an event that causes an Employee’s name to be removed from the seniority list maintained under a collective bargaining agreement between an Employer and a collective bargaining agent.

1.40	“Limitation Year”

shall mean the 12 month period ending on each December 31.

1.41	“Monthly Earnings”

shall mean an amount determined as follows:

(a)	The Monthly Earnings of a Participant for any month shall be the sum of the following amounts paid to or credited to an Employee for such month:

(1)	base salary,

(2)	cost of living adjustment payments (including payments credited under the Employer’s COLA and Bonanza programs),

(3)	bonus, discretionary, and productivity awards,

(4)	unbankable sick leave,

(5)	area pay,

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(6)	shift differential,

(7)	as to an Employee who is a Participant on or after January 1, 1988, commissions,

(8)	any amounts contributed pursuant to a salary reduction agreement on behalf of the Participant to a plan described in Internal Revenue Code section 125 or 401(k) which would have been included in the Participant’s Monthly Earnings if the salary reduction agreement did not apply,

(9)	as to an Employee who is a Participant on or after January 1, 1991, straight-time pay while an hourly employee, and

(10)	payments made to a Participant pursuant to any deferred compensation program on or before his Termination Date, but only if the amounts on which such compensation is based would have been included in Monthly Earnings in the year in which they were deferred if the deferral had not occurred.

(b)	Other elements of compensation, such as pay for overtime hours, income imputed for insurance coverages, the value of stock options and stock appreciation rights or any income from the sale or exercise of stock options, termination payments for unused sick leave or unused accrued vacation pay, and allowances or reimbursements for expenses, shall be excluded from Monthly Earnings.

(c)	Except as provided below, any payments of compensation shall be included in Monthly Earnings for the month in which it is actually paid. The following rules shall be used to determine the month for which certain forms of compensation are included in Monthly Earnings:

(1)	The amount of Monthly Earnings credited to a month from a periodic payment that is attributable to more than one calendar month (such as cost of living adjustments and bonus awards) shall be prorated over the number of months for which the payment pertains.

(2)	When a Participant who is eligible for a bonus award retires during a year before the bonus award for that year has been determined, it will be assumed that the Participant received a bonus award in the year of retirement equal to one-twelfth of his prior year’s bonus, if any, for each full month worked during the year of retirement.

(3)	The amount of Monthly Earnings credited to any month within a Plan Year from commission payments shall be equal to total commissions during such year while the Participant was an Eligible Employee, subject to the maximum limitation described in subsection (a)(7), divided by the number of months of Credited Service during such year while the Participant was an Eligible Employee.

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(4)	The amount described in subsection (a)(10) shall not be included in Monthly Earnings unless the compensation on which it is based would have been paid in one of the sixty consecutive months used to determine the Participant’s Final Average Earnings.

(d)	A Participant’s Monthly Earnings shall include the deemed Monthly Earnings prescribed in Section 2.07 during a Participant’s Qualified Military Service.

1.42	“Named Fiduciary”

shall mean a fiduciary designated as such under the provisions of Article 11.

1.43	“Normal Retirement Age”

means the later of (a) the date a Participant attains age 65, and (b) the fifth anniversary of the date he first performed an Hour of Service for the Employer or an Affiliated Employer.

1.44	“Normal Retirement Benefit”

shall mean the benefit to which a Participant would be entitled in the event of his retirement on his Normal Retirement Date, as calculated in accordance with Article 5.

1.45	“Normal Retirement Date”

means first day of the month following the month in which a Participant attains his “Normal Retirement Age.”

1.46	“Participant”

shall mean any Employee who has met the requirements of Section 3.01, whether or not he remains an Eligible Employee, and any individual who has separated from service but for whom there is still a liability under the Plan. Where the context requires, the term “Participant” will include a former Participant and an alternate payee with respect to a Participant under a qualified domestic relations order.

1.47	“Participating Employer”

shall mean any Affiliated Employer that has elected, with the approval of the Committee, to participate in the Plan as to some or all of its Eligible Employees by adopting this Plan and the Funding Agreement. Such employees shall be considered Eligible Employees under the Plan as of the date specified in a resolution adopted by the Committee and, for the purposes of their benefits under the Plan, the Participating Employer shall be included in the definition of Employer. The following subsidiaries became Participating Employers as of the dates listed below, which is also the earliest date of Credited Service for its Eligible Employees:

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Name of Subsidiary	Effective Date of Adoption

Raytheon Aircraft Credit Corporation which prior to October 1, 1995 was called Beech Acceptance Corporation, Inc.	From July 31, 1972 until July 7, 2000 (see language immediately below this list)

Beech Holdings, Inc.	July 31, 1972

Hawker Beechcraft Services, Inc. (formerly Raytheon Aircraft Services, Inc., which prior to September 26, 1995 was called United Beechcraft, Inc.)	July 31, 1972

Travel Air Insurance Co., (Kansas) which was previously called Travel Air Insurance Company, Ltd.	October 1, 1981

Raytheon Aerospace Company, which prior to October 1, 1995 was called Beech Aerospace Services, Inc.	From October 1, 1987 until the closing date of the sale of Raytheon Aerospace Company stock (on or about June 8, 2001) (see language immediately below this list)

Subsidiary companies of Hawker Beechcraft Services, Inc. (formerly Raytheon Aircraft Services, Inc.)	January 1, 1988

Travel Air Insurance Co., Ltd.	November 28, 1990

Beech Military Regional Services, Inc.	January 19, 1993

Beechcraft Sales, Inc. and its subsidiary companies	July 1, 1993

Arkansas Aerospace, Inc.	September 1, 1993

Raytheon Corporate Jets, Inc.	September 1, 1993

Raytheon Aircraft International Service Company, which prior to June 2, 1995 was called Beech International Sales Corporation	June 1, 1994

The portion of the Plan that covered the Active Participants employed by Raytheon Aircraft Credit Corporation on July 7, 2000, the date of the completion of the stock purchase described in the stock purchase agreement dated April 14, 2000, between Raytheon Company, Raytheon Engineers & Constructors International, Inc. and Morrison Knudsen Corporation, was spun-off and merged with and into the Raytheon Retirement Plan for Engineers & Constructors and Aircraft Credit Employees (the “RE&C Plan”) as of July 7, 2000, and no Employees of Raytheon Aircraft Credit Corporation shall accrue any additional benefits under this Plan on and after such date, except that the liability for any benefits that may have accrued under the RE&C

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Plan for the following individuals and assets associated with that liability (to the extent not already in this Plan) have been spun off and merged into this Plan by March 23, 2007, and shall be paid by this Plan: individuals whose employment by Raytheon Aircraft Credit Corporation ended before January 1, 2007, but who had not commenced benefits under the RE&C Plan before January 1, 2007. As of the closing date of the sale of Raytheon Aerospace Company stock (on or about June 8, 2001), Raytheon Aerospace Company ceased to be a Participating Employer or an Affiliated Employer under the Plan. Employees of Raytheon Aerospace Company shall not accrue any additional benefits under the Plan after such date.

1.48	“Participation”

means Service while an Active Participant.

1.49	“Period of Service”

shall mean the period of service of a Participant that is used to satisfy the service requirement for eligibility to participate and for determining a Participant’s vesting in accrued benefits, as calculated in accordance with Article 2.

1.50	“Period of Severance”

shall mean a period commencing on an Employee’s Severance from Service Date and ending on the date on which such Employee again is credited with an Hour of Service with an Employer or an Affiliated Employer.

1.51	“Plan”

shall mean this Plan designated as the Hawker Beechcraft Corporation Retirement Income Plan For Salaried Employees.

1.52	“Plan Sponsor”

shall mean Hawker Beechcraft Corporation (formerly Raytheon Aircraft Company prior to March 26, 2007, which prior to October 24, 1994, was called Beech Aircraft Corporation).

1.53	“Plan Year”

shall mean the period beginning on January 1 and ending on the following December 31.

1.54	“Postponed Retirement Benefit”

shall mean the benefit to which a Participant would be entitled in the event of his retirement after his Normal Retirement Date, as calculated in accordance with Article 5.

1.55	“Postponed Retirement Date”

shall mean the first day of the calendar month next following the Participant’s Termination Date, if such date is later than the Participant’s Normal Retirement Date.

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1.56	“Predecessor Employer”

shall mean, with respect to an Employee, one or more of the following organizations or units, if the Employee was previously employed by them: None as of January 1, 2011.

1.57	“Predecessor to this Plan”

shall mean any plan for which this Plan is a restatement, any plan which has been merged into this Plan or any Predecessor to this Plan, or any other plan sponsored by an entity which became an Affiliated Employer by acquisition or merger, and which adopted this Plan or a Predecessor to this Plan for any of its employees who had been participants in such other plan.

1.58	“Qualified Joint and Survivor Annuity”

shall mean, for a married Participant, a benefit payable in the form of an annuity for the life of the Participant and with a benefit payable for the life of the Participant’s spouse after the Participant’s death for an amount equal to 50 percent of the benefit payable during their joint lifetime. For a single Participant it shall mean a benefit payable in the form of an annuity for the life of the Participant. The Qualified Joint and Survivor Annuity for a married Participant shall be at least the Actuarial Equivalent, determined under the applicable factors of Appendix A, of the Participant’s Accrued Benefit or, if greater in Actuarial Equivalent Value, any optional form of benefit then available to the Participant under the Plan.

1.59	“Reemployment Commencement Date”

shall mean the first date following a Severance from Service Date on which the Employee is credited with an Hour of Service.

1.60	“Retirement Date”

shall mean a Participant’s Normal, Early, Postponed or Disability Retirement Date.

1.61	“Salaried Plan Employee”

shall mean an Employee who satisfies one of the following conditions:

(a)

An Employee who receives compensation from the salary exempt payroll of Hawker Beechcraft Corporation (formerly Raytheon Aircraft Company) (excluding any Employee who transferred from E-Systems, Inc. (Montek Division) to Raytheon Aircraft Company on July 1, 1996), Raytheon Aircraft Credit Corporation (formerly Beech Acceptance Corporation, Inc.), Beech Holdings, Inc., Raytheon Aircraft Services, Inc. (formerly United Beechcraft, Inc.), Travel Air Insurance Co., Beechcraft Sales, Inc. or one of its subsidiary companies, Raytheon Corporate Jets, Inc. (excluding Control by Light Engineers on or after October 1, 1995), or Raytheon Aircraft International Service Company (formerly Beech International Sales Corporation). Notwithstanding the preceding sentence of this subsection (a), no Employees of Raytheon Aircraft Credit Corporation (formerly Beech Acceptance Corporation, Inc.) shall be a Salaried

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Plan Employee on or after July 7, 2000, the date the portion of this Plan covering such Employees was spun-off and merged with and into the Raytheon Retirement Plan for Engineers & Constructors and Aircraft Credit Employees (the “RE&C Plan”), except that the liability for any benefits that may have accrued under the RE&C Plan for the following individuals and assets associated with that liability (to the extent not already in this Plan) have been spun off and merged into this Plan by March 23, 2007, and shall be paid by this Plan: individuals whose employment by Raytheon Aircraft Credit Corporation ended before January 1, 2007, but who had not commenced benefits under the RE&C Plan before January 1, 2007.

(b)	On or after October 1, 1987, an Employee who receives compensation from the salaried management payroll of Raytheon Aerospace Company (formerly Beech Aerospace Services, Inc.); provided that any Employee who transferred from Serv-Air, Inc. to Raytheon Aerospace Company on January 1, 1996 and who was in an E-Systems, Inc. plan on December 31, 1995 and who stayed in an E-Systems, Inc. plan will be excluded from this Plan; provided further that for similarly transferred Employees who are not excluded, prior service with Serv-Air, Inc. and E-Systems, Inc. will be treated as Eligibility and Vesting Service hereunder. Notwithstanding any other provisions of this Section 1.61(b), employees of Raytheon Aerospace Company shall not be Active Participants in this Plan after Raytheon Aerospace Company ceased to be a Participating Employer under the Plan as provided in Section 1.47.

(c)	On or after January 1, 1988, an Employee on the salary exempt payroll of a subsidiary of Hawker Beechcraft Services, Inc. (formerly Raytheon Aircraft Services, Inc., formerly United Beechcraft, Inc.) that has elected to be a Participating Employer.

(d)	On or after November 28, 1990, an Employee who receives compensation from the salary exempt payroll of Travel Air Insurance Co., Ltd.

(e)	On or after January 19, 1993, an Employee who receives compensation from the salary exempt payroll of Beech-Military Regional Offices, Inc.

(f)	On or after September 1, 1993, an Employee who receives compensation from the salary exempt payroll of Arkansas Aerospace, Inc.

(g)	On or after January 1, 1994, an Employee who receives compensation from the salary nonexempt payroll of Hawker Beechcraft Corporation (formerly Raytheon Aircraft Company).

(h)

An employee of the Atlanta Shared Service Center of Raytheon Aircraft Services, Inc. (formerly United Beechcraft, Inc.) in Atlanta, Georgia who was transferred to such position on or after March 17, 1995 from a position as a salary nonexempt Employee of Hawker Beechcraft Corporation (formerly Raytheon Aircraft

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Company) in the Accounts Payable department in Wichita, Kansas or in the Little Rock Division.

Notwithstanding the foregoing, an Employee of Hawker Beechcraft Corporation (formerly Raytheon Aircraft Company) who was formerly an employee of Raytheon Corporate Jets, Inc. located at either the Little Rock facility or the United Kingdom facility shall not be a Salaried Plan Employee.

Effective October 1, 1995, notwithstanding the preceding sentence, a salaried Employee of Hawker Beechcraft Corporation (formerly Raytheon Aircraft Company) who was formerly an employee of Raytheon Corporate Jets, Inc., located at the Little Rock facility will be treated as a Salaried Plan Employee effective October 1, 1995. Furthermore, for purposes of determining such an Employee’s Credited Service, the Employee will be treated as a Salaried Plan Employee effective September 1, 1993.

1.62	“Severance from Service Date”

shall mean the earlier of the dates in subparagraphs (a) and (b) below, except that a Severance from Service Date shall not occur during any of the periods described in subparagraphs (c), (d) and (e) below.

(a)	The date on which the Employee ceases to be employed by each Employer and Affiliated Employer because the Employee quits, retires, is discharged, or dies.

(b)	The first anniversary of the first day of a period in which the Employee remains absent from employment (with or without pay) with each Employer and Affiliated Employer for any reason other than those specified in paragraph (a) of this section.

(c)	A period of absence not exceeding 24 months that began on or after January 1, 1985 by reason of (i) the pregnancy of the Employee, (ii) the birth of a child of the Employee, (iii) the placement of a child with the Employee in connection with the adoption of such child by such Employee, or (iv) the care of a child for a period beginning immediately following such birth or placement.

(d)	A period of continuous layoff which does not result in the Employee’s Loss of Seniority, provided such Employee returns to work within his recall period.

(e)	A period of approved sick leave or other approved leave of absence (which shall be granted in a uniform and nondiscriminatory manner) provided such Employee returns to work at the end of the leave or authorized extension thereof.

1.63	“Social Security Adjustment”

shall mean an amount equal to 50% of the Participant’s Estimated Primary Social Security Benefit adjusted as follows:

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(a)	The Estimated Primary Social Security Benefit shall be determined by assuming that the Participant does not receive any further compensation after the last date that he performs services as a Salaried Plan Employee.

(b)	If the Participant is eligible for an Early Retirement Benefit and elects to receive payments before Normal Retirement Date, the Social Security Adjustment, as defined above, shall be reduced by 1/180 for each month, not exceeding 36 months, that the benefit commencement date precedes the Normal Retirement Date.

Once determined for a Participant, such amount shall remain constant.

1.64	“Termination”

shall mean the cessation of Active Employment with the Employer and each Affiliated Employer.

1.65	“Termination Date”

shall mean the first date on which an Employee ceases Active Employment with the Employer and each Affiliated Employer.

1.66	“Total and Permanent Disability”

shall mean a disability resulting from sickness, accident, ill health, or other physical or mental causes which prevents a Participant from performing and discharging the duties of suitable employment. A Participant shall be deemed to be totally and permanently disabled only if the period of disability shall have continued for at least two consecutive months in the case of a work-related disability (either a work-related illness or an on-the-job injury) or at least six consecutive months in the case of a non-work-related disability and if the disability will be permanent and continuous during the remainder of his life. The existence of Total and Permanent Disability shall be established based on evidence that the Participant is eligible for disability benefits under the Social Security Act in effect at the date of disability.

1.67	“Trust”

shall mean any trust established under an agreement between the Employer and a Trustee under which any portion of the Fund is held, and shall include any and all amendments to the trust agreement.

1.68	“Trustee”

shall mean any trustee holding any portion of the Fund under a Trust agreement forming a part of the Plan.

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1.69	“Vesting Service”

shall mean service for determining a Participant’s right to his Accrued Benefit under Article 7, as counted under the rules of Article 2.

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ARTICLE 2

Service Counting Rules

2.01	Period of Service

(a)	General Rule. Unless otherwise disregarded under the provisions of Section 2.06, an Employee’s Period of Service shall mean the sum of all periods of service identified under subparagraphs (1), (2), and (3) below while an Employee of an Employer or Affiliated Employer, measured in days and converted to full years and completed months with a fractional month (less than 30 days) treated as a complete month.

(1)	The period commencing on the Employee’s Employment Commencement Date and ending on the Employee’s Severance from Service Date.

(2)	The period (if any) commencing on the Employee’s Reemployment Commencement Date and ending on the date the Employee incurs the first Severance from Service Date after such Reemployment Commencement Date.

(3)	If an Employee does not incur a Period of Severance of at least one year during the period from the Employee’s Severance from Service Date to the Employee’s Reemployment Commencement Date, said period shall be included in the Employee’s Period of Service; provided, however, if the Employee incurs a Severance from Service Date by reason of a quit, discharge, or retirement during an absence from service (for reasons other than a quit, discharge or retirement) of twelve months or less, and the Employee’s Reemployment Commencement Date occurs later than twelve months after the first day of such absence, the period between said Severance from Service Date and the Employee’s Reemployment Commencement Date shall not be included in the Employee’s Period of Service.

(b)	Exception - Maternity or Paternity Absence. In the case of an Employee who is absent from work for any period on or after January 1, 1985, by reason of (i) the pregnancy of the Employee, (ii) the birth of a child of the Employee, (iii) the placement of a child with the Employee in connection with the adoption of such child by the Employee, or (iv) the care of a child for a period beginning immediately following such birth or placement, the period of absence between the first and second anniversaries of the first date of absence shall not be included in the Employee’s Period of Service.

(c)

Exception - Continuous Layoff. In the case of an Employee who is absent from work for more than twelve months due to a continuous layoff and returns to work before a Loss of Seniority within his recall period, the period of absence after the

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first anniversary of his first date of layoff and before the date of return to work shall not be included in the Employee’s Period of Service.

(d)	Exception - Leave of Absence. In the case of an Employee who is absent from work for more than twelve months due to an approved sick leave or other approved leave of absence and returns to work at the end of the leave or authorized extension thereof, the period of absence after the first anniversary of his first day of absence and before the date of return to work shall not be included in the Employee’s Period of Service.

(e)	Exception - Qualified Military Service. Notwithstanding the preceding provisions of this section, an Employee’s Period of Service shall include any period of Qualified Military Service prescribed in Section 2.07.

(f)	Exception - Predecessor Employer. For purposes of determining an Employee’s Period of Service, service with a Predecessor Employer shall be treated as service with a Participating Employer only to the extent established in accordance with the terms and conditions of a resolution adopted by the Committee.

(g)	Exception - Acquired Business. Notwithstanding the preceding provisions of this Section 2.01, an Employee’s Period of Service shall include service for which the Employee would be entitled to credit under this Plan as a result of employment with a predecessor business, substantially all of the assets of which have been acquired by an Affiliated Employer, provided the Employee was employed by the predecessor business at the time of the acquisition. Where only a portion of the operations of the business have been acquired, only service with said acquired portion prior to the acquisition will be included, and then only if the Employee was employed by said portion of the acquired business at the time of the acquisition.

2.02	Active Employment

An Employee’s Active Employment as used for purposes of determining Credited Service in accordance with Section 2.05 shall be determined as follows:

(a)	General Rule. Unless otherwise disregarded under the provisions of Section 2.06, Active Employment shall mean the sum of all periods of time identified in subparagraphs (1), (2), (3), and (4) below while an Employee of an Employer or Affiliated Employer, occurring between the Employee’s Employment Commencement Date or Reemployment Commencement Date, whichever is applicable, and ending on the Severance from Service Date, measured in days and converted to full years and completed months with fractional months (less than 30 days) treated as completed months.

(1)

All periods of employment during which an Employee is paid either for the performance of duties or for reasons other than the performance of duties (such as vacation, holiday, sick leave, jury duty or military duty). Such periods shall begin on the first day that the Employee is paid for the

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performance of duties and end on the earlier of the date on which the Employee quits, is discharged, retires or dies, or the last day for which he is entitled to payment.

(2)	Any period of unpaid absence from work of thirty days or less resulting from an Employee’s authorized leave of absence (granted in a uniform and non-discriminatory manner), medical leave, continuous layoff, or military leave; provided, however, such absences shall not be included in Active Employment if the Employee does not return to work at the end of the unpaid absence.

(3)	In the case of an Employee whose terms of employment is subject to a collective bargaining agreement that provides for additional service recognition during a period while receiving Workers’ Compensation benefits, the first twelve months of a continuous period of absence during which the Employee is eligible to receive monthly income payments under applicable Workers’ Compensation laws; provided, however, no Employee shall receive additional service under this paragraph for an absence that commenced prior to August 6, 1990.

(4)	In the case of an Employee who terminates from employment while on either the salary nonexempt or the exempt salary payroll, any periods during which the Employee is receiving severance pay.

(b)	Exception - Military Service. Notwithstanding the preceding provisions of this section, an Employee’s Active Employment shall include any period of Qualified Military Service prescribed in Section 2.07.

2.03	Eligibility Service

An Employee’s Eligibility Service shall be the same as his Vesting Service.

2.04	Vesting Service

A Participant’s Vesting Service after December 31, 1988 shall be equal to the Participant’s Period of Service after that date. The Vesting Service earned by a Participant for service prior to January 1, 1989, shall include any service recognized for vesting purposes under the Plan as it existed prior to January 1, 1989, including any service with a Predecessor to this Plan.

2.05	Credited Service

A Participant’s Credited Service during a Period of Service on or after December 31, 1988 shall be equal to the Participant’s period(s) of Active Employment while an Eligible Employee on or after that date. The Credited Service earned by a Participant for periods prior to January 1, 1989 shall be based on his period of “credited service” under the Plan as it existed prior to January 1, 1989.

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A Participant who receives a distribution under Section 9.02 of the present value of his nonforfeitable benefit loses the Credited Service used in determining the nonforfeitable benefit. For purposes of this paragraph, a Participant who is not entitled to a Deferred Vested Benefit on his Termination Date shall be considered to have received such a distribution on the date he has a Break in Employment.

If a Participant transfers on or after January 1, 1984 from employment with an Affiliated Employer that was a participating company in the Raytheon Company Pension Plan for Salaried Employees to employment as an Eligible Employee with a Participating Employer without incurring a Termination, the Participant’s Credited Service shall include the period of employment that the individual was a “member” under the Raytheon Company Pension Plan for Salaried Employees.

2.06	Pre-Break Service - General Rule

A Participant who incurs a Break in Employment and has a Reemployment Commencement Date shall have his pre-break Vesting Service and, unless he has received a non-zero distribution of the present value of his entire nonforfeitable benefit, his pre-break Credited Service added to his Vesting Service and Credited Service following rehire, provided that both of the following requirements are satisfied:

(a)	Rehire Rule. The Participant has been credited with one year of Eligibility Service following his Reemployment Commencement Date.

(b)	Rule of Parity. If the Participant was not entitled to a Deferred Vested Benefit when he incurred a Break in Employment, his Period of Severance is either less than five (5) years or is less than his Period of Service before his Break in Employment (if greater than 5 years).

The pre-break Credited Service and Vesting Service restored under this Section 2.06 shall not include any pre-break Periods of Service that were disregarded by virtue of any prior Break in Employment. The pre-break Credited Service restored under this Section 2.06 shall not include any Credited Service disregarded because of a non-zero distribution under Section 9.02.

2.07	Special Rules Relating to Qualified Military Service

(a)	An Employee who returns from Qualified Military Service shall be subject to the following special rules with respect to such Qualified Military Service:

(1)	The Employee shall not be treated as having incurred a Break in Employment by reason of the Employee’s period of Qualified Military Service.

(2)	Each period of Qualified Military Service served by the Employee, upon reemployment, shall constitute a Period of Service and Active Employment.

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(3)	For purposes of determining an Employee’s Accrued Benefit for the period of Qualified Military Service, the Employee’s Monthly Earnings during the period of Qualified Military Service shall be determined:

(A)	at the rate the Employee would have received if the Employee had continued working for the Participating Employer during the period of Qualified Military Service; or

(B)	if the determination in subparagraph (A) is not certain, on the basis of the Employee’s average rate of Monthly Earnings during the 12-month period immediately preceding the period of Qualified Military Service (or, if shorter, the period of employment immediately preceding such period).

(b)	For this purpose, the term “Qualified Military Service” shall mean any service in the uniformed services by any Employee if such Employee is entitled to reemployment rights under Chapter 43 of title 38, United States Code, provided, the Employee returns to employment, with the Participating Employer within the applicable time limits prescribed in Chapter 43 of title 38, United States Code. Notwithstanding any provision of this Plan to the contrary, contributions, benefits, and service credit with respect to Qualified Military Service shall be provided in accordance with Section 414(u) of the Code. Notwithstanding the preceding sentence, for purposes of Article 8, to the extent required by Heroes Earnings Assistance and Relief Tax (HEART) Act of 2008, a return to employment is not required if an Employee dies during what would otherwise be Qualified Military Service; however, in that event the Qualified Military Service will not be treated as Vesting Service or Credited Service.

(c)	For purposes of applying any Code-based requirements to this Plan, including, but not limited to, the limitations under Code Section 415 and any applicable nondiscrimination requirement, a Participant receiving a Differential Wage Payment will be treated as an employee of the Employer making the payment, and the Differential Wage Payment will be treated as “compensation” of the Participant receiving the payment.

As used in this Section, the term “Differential Wage Payment” means any payment that (i) is made by an Employer to a Participant with respect to any period during which the Participant is performing service in the uniformed services (as defined in chapter 43 of title 38, United States Code) while on active duty for a period of more than 30 days, and (ii) represents all or a portion of the wages the Participant would have received from the Employer if the Participant were performing service for the Employer.

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ARTICLE 3

Eligibility for Participation and Transfers

3.01	Eligibility to Become a Participant

All Participants who were participating in this Plan on the Effective Date of this Restatement shall continue to participate. Subject to the provisions of Article 16, any other Employee shall become a Participant on the first day on which:

(a)	he is an Eligible Employee,

(b)	if he is first employed as a Salaried Plan Employee after December 31, 1989, he completes one year of Eligibility Service, and

(c)	if he is first employed after July 31, 1993, he has attained age 21.

3.02	Reemployment

Subject to the provisions of Article 16, a Participant who incurs a Break in Employment and is later re-employed as an Eligible Employee will be treated as a new Employee and will recommence Participation when he again satisfies the conditions of Section 3.01.

3.03	Termination of Participation

A Participant who incurs a Break in Employment at a time when he is not entitled to a retirement benefit or to a Deferred Vested Benefit shall cease Participation at his Severance from Service Date. A Participant who incurs a Break in Employment and who is entitled to a retirement benefit or a Deferred Vested Benefit shall cease Participation upon receipt of payments equal to his total benefit provided hereunder, as a lump sum benefit under the terms of Section 9.02 or otherwise.

3.04	Transfer to Another Plan

If, at the time a Participant or Beneficiary becomes entitled to a benefit hereunder, the Participant or Beneficiary is also entitled to a benefit under another defined benefit plan of an Affiliated Employer that provides for a transfer of the Actuarial Equivalent Value of benefits earned under this Plan to the last such plan under which the Participant has earned a benefit then the Actuarial Equivalent Value of the benefits earned under this Plan shall be transferred to that plan, and the benefits earned under this Plan will be paid according to the terms of that plan.

3.05	Transfer from Another Plan: Prohibition of Double Counting

In the event a Participant has previously participated in another defined benefit plan of an Affiliated Employer and becomes entitled to a benefit hereunder, which is calculated using Credited Service which includes service that is also counted for benefits under such other defined benefit plan, then, unless such other plan provides an offset for benefits provided hereunder, his benefit provided hereunder shall be offset by the benefits provided by such other plan (or, if not

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payable in the same form, the Actuarial Equivalent of such benefits) that are attributable to such service. If at the time a Participant or a Beneficiary becomes entitled to a benefit hereunder the Participant or Beneficiary is also entitled to a benefit under another defined benefit plan of an Affiliated Employer that provides for a transfer of the actuarial equivalent value of benefits earned under said plan to this Plan, then said benefits shall become an obligation of this Plan and payable in an Actuarial Equivalent amount in the same form of payment as elected for benefits earned under this Plan.

3.06	Coordination with Raytheon Company Pension Plan for Salaried Employees

Hawker Beechcraft Corporation (formerly Raytheon Aircraft Company) ceased to be a member of the same controlled group of corporations as Raytheon Company upon the closing of the divestiture of Raytheon Aircraft Company on March 26, 2007 (the “Closing Date”). As of such date, assets were transferred from Exhibit A of the Raytheon Company Pension Plan for Salaried Employees (the “Raytheon Salaried Plan”) to this Plan, and assets were transferred from this Plan to the Raytheon Salaried Plan, to provide for payment from only one plan of the entire benefit to which a person who had service under both plans is entitled. The asset transfer was made to the plan in which such a person was an active participant as of the Closing Date or, if earlier, the date of termination of employment. The asset transfer was based on the valuation of liabilities for accrued benefits under the terms of the respective plans, taking into account only service and compensation through the Closing Date. Benefits that accrue under this Plan for periods after the Closing Date will be determined without regard to the provisions of this Plan that otherwise coordinate benefits with the Raytheon Salaried Plan, including, without limitation, the third paragraph of Section 2.05 and the provisions of Article 3 other than this Section 3.06.

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ARTICLE 4

Retirement Eligibility and Suspension of Benefits

4.01	Retirement

A Participant who has reached his Retirement Date shall be entitled to retire and receive benefits in accordance with Article 5.

4.02	Suspension of Benefits - Postponed Retirement

If a Participant’s Period of Service continues after his Normal Retirement Age and during any month after his Normal Retirement Age the Participant has Section 203(a)(3)(B) Service (as defined in Section 4.05), such Participant’s benefits will be suspended, provided that the Committee notifies him that his benefits have been suspended in the manner provided by Section 4.04 of this Article.

4.03	Suspension of Benefits - Rehires

If a person receiving benefits hereunder is rehired by the Employer or an Affiliated Employer, payment of those benefits will be suspended as long as the rehired Employee remains employed with the Employer or an Affiliated Employer; provided, however, that no suspension shall occur during any month after his Normal Retirement Age that is not considered to be Section 203(a)(3)(B) Service (as defined in Section 4.05) and provided that the Committee notifies him that benefits have been suspended, in the manner provided by Section 4.04 of this Article.

Notwithstanding the foregoing provisions of this Section 4.03, benefits will not be suspended for individuals receiving benefits under the Plan who return to service or employment on or after March 1, 2009.

4.04	Suspension of Benefit Notice

The notice required under Sections 4.02 or 4.03 of this Article shall contain:

(a)	a description of the specific reasons for the suspension of benefit payments,

(b)	a general description of the Plan’s provisions relating to the suspension,

(c)	a copy of such provisions,

(d)	a statement to the effect that applicable Department of Labor regulations may be found in Section 2530.203-3 of the Code of Federal Regulations, and

(e)	a description of the Plan’s procedure for affording a review of such suspension.

Such notice shall be furnished by personal delivery or first-class mail during the first calendar month in which payments are discontinued.

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4.05	Section 203(a)(3)(B) Service

In accordance with DOL Regulations Section 2530.203-3, “Section 203(a)(3)(B) Service” shall be determined on a monthly basis and an Employee shall be deemed to be in Section 203(a)(3)(B) Service in any month in which he shall perform 40 or more hours of service (as defined in Regulation Section 2530.200b-2(a)(1) and (2)). An Employee shall have the right to contest the determination of his status in accordance with the procedures set forth in Section 11.08 of this Plan.

4.06	Recommencement of Benefits

Benefits which are suspended in accordance with Section 4.02 or 4.03 of this Article shall be paid in any month in which the Participant is not considered to be in Section 203(a)(3)(B) Service. If an Employee whose benefits are suspended continues or recommences Participation in this Plan and thereafter again becomes entitled to benefits hereunder by virtue of a new Early, Normal ,or Postponed Retirement, previously suspended benefits shall not be recommenced, and the Participant shall be entitled only to his Early, Normal, or Postponed Retirement Benefit, as of the Participant’s new Early, Normal, or Postponed Retirement Date, adjusted as provided in Section 5.06.

4.07	Required Commencement at Age 70 1/2

The provisions set forth herein shall supersede and override any conflicting or inconsistent provision of the Plan, including, without limitation, any distribution option inconsistent with the provisions of Code Section 401(a)(9), and shall be effective for required minimum distributions made on or after January 1, 2003.

(a)	General Rule. All distributions from the Plan shall be made in accordance with Code Section 401(a)(9) and Treasury Regulation Sections 1.401(a)(9)-1 through 1.401(a)(9)-9.

(b)	Distributions Commencing During Lifetime.

(1)	General Rules. The entire interest of each Participant shall be distributed not later than the Participant’s Required Beginning Date or shall be distributed, beginning not later than the Required Beginning Date, over the life expectancy of the Participant, over the joint life expectancy of the Participant and Designated Beneficiary, or over the joint life and last survivor expectancy of the Participant and Designated Beneficiary. If a Participant dies after the Participant’s Required Beginning Date, payments to the Participant’s Beneficiary shall continue to be made at least as rapidly as under the method of distribution used at the time of the Participant’s death.

(2)

Incidental Benefit Requirement. Distributions commencing during a Participant’s lifetime also shall satisfy the incidental death benefit requirements of Code Section 401(a). If the Participant’s interest is distributed in the form of a joint and survivor annuity for the joint lives of

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the Participant and a Beneficiary that is not the Participant’s spouse, the periodic annuity payments payable to the Beneficiary upon the death of the Participant shall not, at any time on or after the Required Beginning Date, exceed the applicable percentage of the annuity payment payable to the Participant, as determined under Section 1.401(a)(9)-6, Q&A-2(c) of the Regulations. In the case of a joint and survivor annuity that includes a period certain, the preceding sentence shall be applied with respect to the annuity payments payable to the non-spouse Beneficiary after expiration of the period certain.

(c)	Distributions Commencing After Death. If a Participant dies before the Participant’s Required Beginning Date, the period over which payments may be made to the Participant’s Beneficiary shall not exceed five years, measured from the Participant’s date of death, and the Participant’s entire interest must be distributed not later than December 31 of the calendar year containing the fifth anniversary of the date of the Participant’s death; provided, however, that the following exceptions shall apply:

(1)	If any portion of the Participant’s interest is payable to, or for the benefit of, a Designated Beneficiary, such portion may be distributed over a period not longer than the life expectancy of such Designated Beneficiary as of the date payments commence. Such distributions must commence on or before December 31 of the calendar year following the date of the Participant’s death.

(2)	If the Designated Beneficiary is the Participant’s surviving Spouse, distributions are not required to begin before the date on which the Participant would have attained age 70 1/2.

If the Designated Beneficiary is the Participant’s surviving Spouse and the surviving Spouse dies before distributions to such Spouse begin, the provisions of this Subsection shall be applied as if the surviving Spouse were the Participant.

(d)

Required Beginning Date. The term Required Beginning Date means April 1 of the calendar year following the later of (i) the calendar year in which the Participant attains age 70 1/2, or (ii) the calendar year in which the Participant retires; provided, however, that the preceding clause (ii) shall not apply to any Participant who is a 5% owner during the Plan Year in which the Participant attains age 70 1/2. Notwithstanding the foregoing, if distribution of a Participant’s interest begins on a date before the Participant’s Required Beginning Date and the distribution is made in the form of an annuity that satisfies the requirements of Section 1.401(a)(9)-6, Q&A-1 of the Regulations, the annuity starting date will be treated as the Participant’s Required Beginning Date.

NOTE: If the Participant’s Required Beginning Date is after the calendar year in which the Participant attains age 70 1/2, the Participant’s accrued benefit may be required to be actuarially increased to take into account any period after age 70 1/2

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in which the Participant was not receiving any benefits under the Plan. Any such increase must be made in accordance with Section 401(a)(9)(C)(iii) of the Code and Section 1.401(a)(9)-6, Q&A-7 and Q&A-8 of the Regulations.

(e)	Designated Beneficiary. The term Designated Beneficiary means a beneficiary as determined in accordance with Section 1.401(a)(9)-4 of the Regulations.

(f)	Life Expectancy. Life expectancy shall be determined in accordance with tables issued pursuant to Section 1.401(a)(9)-9 of the Regulations, including the Uniform Life Table (for purposes of determining required minimum distributions during a Participant’s lifetime) and the Single Life Table and Joint and Last Survivor Table (for purposes of determining required minimum distributions after a Participant’s death). If a period of payments elected exceeds the maximum permitted period, such period shall be reduced automatically to fall within the maximum permitted period. Life expectancy shall not be recalculated.

(g)	Certain Payments to Children. Payments made to a Participant’s child until such child reaches the age of majority (or dies, if earlier) may be treated as if they were made to the Participant’s surviving spouse to the extent they become payable to the Participant’s surviving spouse upon cessation of the payments to the child. For this purpose, a child may be treated as not having reached the age of majority if (i) the child has not completed a specified course of education and is under the age of 26, or (ii) the child is disabled, within the meaning of Section 72(m)(7) of the Code, at the time the child actually reaches the age of majority and the child continues to be disabled.

4.08	Required Commencement at Normal Retirement Age

The payment of benefits under the Plan shall commence no later that the 60th day after the close of the Plan Year in which the Participant either attains Normal Retirement Age or, if later, terminates service with the Employer.

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ARTICLE 5

Amount of Retirement Benefit

5.01	Accrued Benefit

A Participant’s Accrued Benefit shall be a monthly amount equal to the sum of the amount determined under Supplement A (if applicable) and the largest of the amounts determined under subparagraphs (a), (b), (c), and (d) below as of his Termination Date.

(a)	An amount equal to the Participant’s Final Average Earnings less his Estimated Primary Social Security Benefit multiplied by 1.8% for his years of Credited Service, not exceeding 20, and multiplied by 1.2% for his years of Credited Service in excess of 20 but not in excess of 49 years. In no event shall the aggregate adjustment for Social Security under this Section 5.01(a) exceed 60% of a Participant’s Estimated Primary Social Security Benefit.

(b)	An amount equal to the Participant’s years of Credited Service under this Plan multiplied by the “dollar credit” specified in Section 5.01 of the Hawker Beechcraft Corporation Retirement Income Plan for Hourly Paid Employees for an Employee whose Termination occurs on the same date as the Participant.

(c)	Unless otherwise provided under the Plan, each section 401(a)(17) employee’s Accrued Benefit under this Plan will be the greater of the Accrued Benefit determined for the Participant under subparagraph (1) or (2) below:

(1)	The Participant’s Accrued Benefit determined with respect to the benefit formula applicable for Plan Years beginning on or after January 1, 1994, as applied to the Participant’s total years of Credited Service, or

(2)	The sum of:

(A)	The Participant’s Accrued Benefit as of December 31, 1993, frozen in accordance with IRS regulations Section 1.401(a)(4)-13, and

(B)	The Participant’s Accrued Benefit determined under the benefit formula applicable for Plan Years beginning on or after January 1, 1994, as applied to the Participant’s years of Credited Service for Plan Years beginning on or after January 1, 1994; provided, however, that for purposes of determining whether the years of Credited Service after January 1, 1994 are years not in excess of 20 or years in excess of 20, years of service prior to January 1, 1994 shall be recognized.

If the Participant has more than 49 years of Credited Service, the Accrued Benefit under subsection (2) shall not exceed the sum of the benefit credits attributable to the 49 years that produce the largest benefit.

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A “section 401(a)(17) employee” means a Participant whose current Accrued Benefit as of a date on or after January 1, 1994, is based on compensation for a year beginning prior to January 1, 1994, that exceeded $150,000.

(d)	For a Participant who became a member of this Plan before January 1, 1988, the lesser of (i) 1.2% of his Final Average Earnings multiplied by his Credited Service, and (ii) 60% of his Final Average Earnings less his Social Security Adjustment.

5.02	Normal Retirement Benefit

A Participant’s Normal Retirement Benefit shall be a monthly annuity for the life of the Participant, commencing upon the Participant’s Normal Retirement Date, provided that the Participant has notified the Committee (or its authorized delegate) at least 30 days (or such shorter period as the Committee may prescribe) before the date the first payment is to commence. The Participant’s Normal Retirement Benefit will be an amount equal to his Accrued Benefit at Normal Retirement Date.

5.03	Postponed Retirement Benefit

A Participant whose Termination Date is after his Normal Retirement Date, and whose pension payments have not commenced under Section 4.07 before his Termination Date, shall be entitled to a Postponed Retirement Benefit of a monthly annuity for life, in an amount equal to his Accrued Benefit (as defined in Section 5.01) at his Postponed Retirement Date, provided that the Participant has notified the Committee (or its authorized delegate) at least 30 days (or such shorter period as the Committee may prescribe) before the date the first payment is to commence.

A Participant whose Termination Date is after his Normal Retirement Date and whose pension payments have commenced under Section 4.07 shall be entitled to a Postponed Retirement Benefit as determined under Section 4.07.

5.04	Early Retirement Benefit

A Participant who has a Termination prior to his Normal Retirement Date but on or after attaining age 55, and who has completed at such time five years of Credited Service, including a comparable period of service under another plan maintained by an Affiliated Employer, shall be entitled to an Early Retirement Benefit of a monthly annuity for life, commencing at the date which would have been the Participant’s Normal Retirement Date had he not retired early, in an amount equal to his Accrued Benefit at his Early Retirement Date. At the election of the Participant, the Participant may receive his Early Retirement Benefit as an annuity commencing at his Early Retirement Date or at the first of any month thereafter and before his Normal Retirement Date, in a reduced amount calculated by multiplying the Early Retirement Benefit as calculated under the first sentence of this Section 5.04 by the appropriate factor contained in Appendix A to reflect the earlier commencement of benefits.

A Grandfathered Participant who incurred a Termination as a result of Raytheon Aerospace Company ceasing to be a Participating Employer under the Plan, as provided in

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Section 1.47, shall nevertheless not incur a Termination for purposes of this Section 5.04 until such Grandfathered Participant terminates employment with Raytheon Aerospace Company (or any successor employer). For purposes of the preceding sentence, a Grandfathered Participant is a Participant who as of the closing date referred to in Section 1.47(a) was an employee of Raytheon Aerospace Company, (b) has attained age 40, but not age 55, and (c) has completed five years of Credited Service.

Any request by a Participant to receive an Early Retirement Benefit in accordance herewith must be received by the Committee (or its authorized delegate) at least 30 days (or such shorter period as the Committee may prescribe) before the date the first payment is to commence.

5.05	Deferred Vested Benefit

A Participant who has incurred a Break in Employment after completing the requirements for vesting under the provisions of Article 7, and who is not entitled to any other benefit under the Plan, shall be entitled to a monthly pension benefit, payable as a straight life annuity commencing at Normal Retirement Date equal to the Participant’s Accrued Benefit on his Termination Date, unless such Participant has been cashed out pursuant to Section 9.02.

(a)	Deferred Vested Benefit - Early Commencement. A Participant entitled to a Deferred Vested Benefit who has satisfied the service requirement for entitlement to an Early Retirement Benefit (specified in Section 5.04), and who subsequently satisfies the age requirement stated in that section for entitlement to an Early Retirement Benefit shall be entitled to elect to begin receiving his Deferred Vested Benefit on the first of any month thereafter and no later than his Normal Retirement Date, in an amount calculated in accordance with the factors included in Appendix A.

(b)	Deferred Vested Benefit - Election to Commence. Any request by a Participant to receive a Deferred Vested Benefit in accordance herewith must be received by the Committee (or its authorized delegate) at least 30 days (or such shorter period as the Committee may prescribe) before the date the first payment is to commence.

5.06	Adjustment for Suspension of Benefits

The otherwise payable Early, Normal, or Postponed Retirement Benefit of any Participant who had previously become entitled to an Early, Normal, or Postponed Retirement Benefit, but whose benefit payments were suspended pursuant to the provisions of Article 4, shall be reduced by the Actuarial Equivalent of any payments previously made to him. In no event, however, shall the redetermined benefit be less than the amount of monthly benefit the Participant had received prior to suspension of benefits.

5.07	Disability Retirement Benefit

A Participant who has incurred a Total and Permanent Disability during Active Employment while an Employee of a Participating Employer shall be entitled to a Disability Retirement Benefit of a monthly annuity for life, commencing as of the first day of the month

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following his eligibility date, but in no event earlier than 12 months before the date the Participant is determined by the Social Security Administration to suffer from a Total and Permanent Disability. The benefit will be in an amount equal to the lesser of (i) 1.2% of the Participant’s Final Average Earnings multiplied by his Credited Service and (ii) 60% of the Participant’s Final Average Earnings less his Social Security Adjustment subject to the following conditions and restrictions:

(a)	Eligibility Date - Work-Related Disability. A Participant who incurs a Total and Permanent Disability in the course of his employment during the hours for which he is compensated shall be eligible for a Disability Retirement Benefit on the later of (i) the first date on which he meets the requirements for a work-related Total and Permanent Disability and (ii) the date he files a proper application with the Employer for a Disability Retirement Benefit.

(b)	Eligibility Date - Non-Work-Related Disability. A Participant who has completed ten years of Vesting Service and incurs a Total and Permanent Disability that is established as not having occurred in the course of his employment shall be eligible for a Disability Retirement Benefit on the later of (i) the first date on which he meets the requirements for a non-work-related Total and Permanent Disability and (ii) the date he files a proper application with the Employer for a Disability Retirement Benefit.

(c)	Continued Proof of Disability. The Committee may require each Participant in the receipt of a Disability Retirement Benefit to submit, not more than semiannually, evidence that the Participant’s Total and Permanent Disability continues in effect (evidence that the Participant remains eligible for benefits under the Social Security Act). If, as of any time before the Participant attains his Normal Retirement Age, he refuses to submit such evidence or if it is determined that the Participant no longer meets the conditions for a Total and Permanent Disability, the Disability Retirement Benefit shall cease and the Participant shall thereafter only be entitled to the benefits which the Participant may qualify for under another section of the Plan. However, the period of time prior to such a refusal or determination shall be disregarded for purposes of determining whether a Break in Employment has occurred.

(d)	Termination of Disability Retirement Benefit. Payment of a Disability Retirement Benefit to a Participant shall terminate with the payment made on the first day of the month preceding the date on which any of the following events occur:

(1)	Death of the Participant. In such event, an Automatic Preretirement Spousal Death Benefit shall be payable to the Participant’s surviving spouse, if any.

(2)	Events described in Section 5.07(c) above.

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(3)	Attainment of Normal Retirement Age by the Participant. In such event, the Participant shall become entitled to receive a Normal Retirement Benefit based upon the Vesting Service and Credited Service which was credited to the Participant as of the date of the Participant’s Total and Permanent Disability. The Normal Retirement Benefit shall be payable as provided in Article IX.

5.08	Adjustment for Participants Receiving LTD Benefits

If a Participant who is making voluntary employee contributions under a long-term disability plan being maintained by the Employer incurs an interruption of Active Employment while a Salaried Plan Employee which results in his eligibility to receive long-term disability benefits, then he shall be entitled to whichever of the following benefits are applicable to him in lieu of the Disability Retirement Benefit described in Section 5.07.

(a)	If such Participant (i) does not recover prior to attaining his Normal Retirement Date, (ii) is no longer receiving long-term disability benefits, and (iii) has not claimed or accepted a Disability or Early Retirement Benefit or Deferred Vested Benefit, then he shall be entitled to a Normal or Postponed Retirement Benefit, whichever is applicable, based on the formula used to determine his Accrued Benefit as of the date that he became eligible to receive long-term disability benefits, with the following modifications:

(1)	His Credited Service shall be calculated as though he had remained in Active Employment until the date that long-term disability benefits end.

(2)	His Final Average Earnings shall be determined as though he had continued to receive compensation during his period of disability at the rate of his Monthly Earnings in effect on the last day of Active Employment before his long-term disability benefits began.

(3)	His Estimated Primary Social Security Benefit shall be determined under Title II of the Social Security Act as in effect on the date he became eligible to receive long-term disability benefits, assuming the Participant received compensation at the rate specified in subparagraph (2) until the date that his Normal Retirement Benefit or Postponed Retirement Benefit begins.

(b)	If such Participant (i) recovers prior to attaining his Normal Retirement Date so he is no longer eligible to receive long-term disability benefits, (ii) makes a bona fide application immediately after such recovery for reemployment with the Employer in a position comparable to that held by him when his long-term disability occurred (and accepts such employment in good faith), and (iii) has not claimed or accepted any Disability Retirement or Early Retirement Benefit or Deferred Vested Benefit, then he shall have his Credited Service and Final Average Earnings calculated as though he had remained in Active Employment for the entire period of his long-term disability.

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(c)	If such Participant dies while still receiving long-term disability benefits and he has not claimed or accepted any retirement benefits under this Plan (including a Disability Retirement Benefit), then any Automatic Preretirement Spousal Death Benefit payable to his surviving spouse shall be calculated (under Section 8.01) as though he had remained in Active Employment as a Salaried Plan Employee until his death, and his Final Average Earnings will be determined as though he had continued to receive compensation at the rate of his Monthly Earnings in effect on the last day of Active Employment before long-term disability benefits began.

(d)	In all other cases such Participant shall be deemed for all purposes of the Plan to have incurred a Break in Employment at the end of his period of Active Employment.

5.09	Cessation and Restoration of Accrued Benefits for Highly Compensated Employees

The Plan was amended on April 7, 1989, to provide that no Participant who is a Highly Compensated Employee within the meaning of Section 414(q)(1)(A) or (B) of the Code shall accrue any additional benefit under the Plan on or after December 31, 1988 and on January 1, 1990, to provide that no other Participant who is a Highly Compensated Employee within the meaning of Section 414(q) of the Code shall accrue any additional benefit under the Plan on or after January 1, 1990, to the extent that such additional benefit accruals exceed the benefit that would otherwise accrue in accordance with the terms of the Plan as subsequently amended to comply with the qualification requirements described in IRS regulations Section 1.401(b)-1 (b)(2)(ii) (Tax Reform Act of 1986). During the period January 1, 1989, through August 31, 1991, any differential between the pension benefit otherwise payable under the Plan and the benefit actually paid as a result of the foregoing suspension of benefit accrual was paid to retired Participants through the Beech Aircraft Corporation Excess Benefit Plan.

Effective September 1, 1991, Highly Compensated Employees who did not retire from the Plan during the period January 1, 1989, through August 31, 1991, had their Accrued Benefit restored to the level which it would have attained had the suspension of benefit accruals not been placed in effect. With respect to Participants who retired on or after February 1, 1989, and prior to September 1, 1991, the pension benefits payable as of September 1, 1991, and for subsequent months were restored to the amount which would have been payable if the suspension of benefit accruals had not been placed in effect. In no event shall a Participant receive payment under the Plan for a benefit which has already been paid pursuant to the Beech Aircraft Corporation Excess Benefit Plan.

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ARTICLE 6

Required Benefit Limitations

6.01	Code Section 415 Limits

The benefits payable to Participants under this Plan will be limited to the maximum amount permissible under Code Section 415, the terms and provisions of which are incorporated in this plan document by reference, unless otherwise provided.

(a)	Maximum Permissible Amount. Effective January 1, 2002, the annual benefit otherwise payable to a Participant at any time shall not exceed the lesser of (i) one hundred sixty thousand dollars ($160,000), or (ii) one hundred percent (100%) of the Participant’s average Compensation for the 3 consecutive years of service with the Employer which produces the highest amount. If a Participant has fewer than 10 years of participation in the Plan, the dollar limit described in the preceding clause (i) shall be multiplied by a fraction, the numerator of which is the Participant’s years of participation in the Plan (but not less than one) and the denominator of which is ten.

(b)	Adjustments. The limits of paragraph (a) above will be adjusted to reflect the form of benefit payment and will be adjusted for increases in the cost of living in the manner specified in Code Section 415 and/or applicable regulations. The limits of paragraph (a) above also will be adjusted if the Participant’s retirement income benefit begins prior to the Participant’s attaining age 62 or after age 65. These adjustments will be made as specified in Code Section 415(b)(2), as amended, including the limitation of Code Section 415(b)(2)(E).

In accordance with the Pension Funding Equity Act of 2004, for the 2004 and 2005 Plan Years, the mandated interest rate used to adjust Code Section 415 maximum benefit limits for lump sums or other forms of payment subject to Code Section 417(e)(3) is 5.5% rather than the applicable interest rate under Code Section 417(e)(3). In accordance with the Pension Protection Act of 2006, effective January 1, 2006, the mandated interest rate used to adjust Code Section 415 maximum benefit limits for lump sums or other forms of payment subject to Code Section 417(e)(3) is the greater of (i) 5.5%, or (ii) the rate that provides a benefit of not more than 105% of the benefit that would be provided if the rate specified in Appendix A were the interest rate assumption.

6.02	Restrictions on Twenty-Five Highest Paid Employees

(a)	In the event of plan termination, the benefit of any Highly Compensated Employee (within the meaning of Code Section 414(q)) and any Highly Compensated Former Employee (within the meaning of Code Section 414(q)) is limited to a benefit that is nondiscriminatory under Code Section 401(a)(4).

(b)	Benefits distributed to any of the twenty five (25) active and former most Highly Compensated Employees are restricted such that the annual payments are no

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greater than an amount equal to the payment that would be made on behalf of the Highly Compensated Employee under a single life annuity that is the Actuarial Equivalent of the sum of the Highly Compensated Employee’s accrued benefit and the Highly Compensated Employee’s other benefits under the Plan.

(c)	The preceding subparagraph (a) shall not apply if (i) after payment of the benefit to a Highly Compensated Employee described in (b) above the value of plan assets equals or exceeds one hundred ten percent (110%) of the value of current liabilities, as defined in Code Section 412(l)(7), or (ii) the value of the benefits for a Highly Compensated Employee described above is less than one percent (1%) of the value of current liabilities.

(d)	For purposes of this Section, “benefit” includes loans in excess of the amount set forth in Code Section 72(p)(2)(A), any periodic income, any withdrawal values payable to a living Participant, and any death benefits not provided for by insurance on the Participant’s life.

(e)	The provisions of this Section shall be of no effect if, and to the extent that, the Commissioner of Internal Revenue determines that such provisions are not necessary to prevent the prohibited discrimination that may occur in the event of an early termination of the Plan.

6.03	Funding-Based Limits on Benefits and Benefit Accruals

Effective January 1, 2008, in accordance with Code Sections 401(a)(29) and 436, the provisions of this Section address certain funding-based limitations on benefits and benefit accruals under the Plan. The limitations of this Section will only apply if and to the extent mandated by Code Section 436 and applicable regulations. In the event of any conflict or inconsistency between the other provisions of the Plan and the terms and provisions of this Section and Code Section 436 (including applicable regulations), the Plan will be construed in a manner consistent with the requirements of this Section and Code Section 436 (including applicable regulations).

(a)	Definitions. For purposes of this Section, the following terms will have the following meanings:

(1)	“AFTAP” or “Adjusted Funding Target Attainment Percentage” means, with respect to the Plan for a Plan Year, the Plan’s Funding Target Attainment Percentage for the Plan Year as adjusted by increasing the value of Plan assets and liabilities by the aggregate amount of purchases of annuities for employees other than Highly Compensated Employees made by the Plan during the preceding two Plan Years. The following rules also will apply:

(A)

If, for any Plan Year, the FTAP for the Plan Year determined without reduction for the Plan’s prefunding balance or the Plan’s funding standard carryover balance is equal to or greater than 100% then the Plan’s FTAP for the Plan Year will be determined

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without reduction for the Plan’s prefunding balance or the Plan’s funding standard carryover balance.

(B)	For any Plan Year beginning after 2007 and before 2011, the special rule in the preceding subparagraph (A) will be applied by substituting the Applicable FTAP Percentage for 100%, so long as the FTAP determined without reduction for the Plan’s prefunding balance or the Plan’s funding standard carryover balance for each preceding Plan Year after 2007 was equal to or greater than the Applicable FTAP Percentage for such Plan Year.

(C)	See subparagraph (f) of this Section for certain presumptions to be applied in determining the Plan’s AFTAP. If a presumption applies in determining the Plan’s AFTAP for a Plan Year (or portion thereof), the presumed AFTAP will be treated as the actual AFTAP for such Plan Year (or portion thereof).

(D)	The AFTAP for any Plan Year will be determined in accordance with applicable regulations, including, but not limited to, the principles described in Treas. Reg. § 1.436-1(j)(1).

(2)	“Annuity starting date” means, as applicable:

(A)	The first day of the first period for which an amount is payable as an annuity.

(B)	In the case of a benefit not payable in the form of an annuity, the date that would be the annuity starting date for a qualified-joint-and-survivor annuity payable at the same time as such benefit.

(C)	In the case of an amount payable under a retroactive annuity starting date (if any), the benefit commencement date.

(D)	The date of the purchase of an irrevocable commitment from an insurer to pay benefits under the Plan.

(3)	“Applicable FTAP Percentage” means, for each Plan Year, the percentage determined under the following table:

Plan Year	Applicable FTAP Percentage
2008	92%
2009	94%
2010	96%

(4)

“FTAP” or “Funding Target Attainment Percentage” means, with respect to the Plan for a Plan Year, the ratio (expressed as a percentage) that (A) the value of Plan assets for the Plan Year, reduced by the Plan’s prefunding balance and the Plan’s funding standard carryover balance,

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bears to (B) the present value of all benefits accrued or earned under the Plan as of the beginning of the Plan Year. Valuation of Plan assets and liabilities will be made in accordance with Code Section 430(g).

(5)	“Prohibited Payment” means any of the following:

(A)	Any payment for a month in excess of the monthly amount payable under a single life annuity (plus any social security supplement described in the last sentence of Code Section 411(a)(9)) to a Participant or Beneficiary whose annuity starting date occurs during any period a limitation under subparagraph (d) of this Section is in effect.

(B)	Any payment for the purchase of an irrevocable commitment from an insurer to pay benefits.

(C)	Any other payment identified as a prohibited payment by the Commissioner in revenue rulings and procedures, notices, and other guidance published in the Internal Revenue Bulletin.

A “Prohibited Payment” does not include the payment of benefit that is immediately distributable without consent in accordance with Code Section 411(a)(11).

(6)	“Section 436 Contribution” means a contribution made to avoid the application of a limitation under this Section for a Plan Year. The amount of any Section 436 Contribution will be determined in accordance with applicable regulations, including, but not limited to, Treas. Reg. § 1.436-1(f)(2). The following rules also will apply:

(A)	A Section 436 Contribution made on any date other than the applicable valuation date will be adjusted with interest (see Treas. Reg. § 1.436-1(f)(2)(i)(A)(2)).

(B)	To avoid the application of a limitation under this Section for a Plan Year, a Section 436 Contribution must be made during the Plan Year and before the date of the act or occurrence (e.g., benefit payment, benefit accrual, or plan amendment) that would otherwise be limited but for the Section 436 Contribution.

(C)	A Section 436 Contribution must be designated by the Plan sponsor as a Section 436 Contribution at the time the contribution is made. The designation must include a designation of the benefits or amendments to which the limitation(s) of this Section will not apply because of the Section 436 Contribution.

(D)	If the Plan’s actuary has already certified the Plan’s AFTAP for a Plan Year, a Section 436 Contribution will be treated as made for

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the Plan Year only after the Plan’s actuary certifies an updated AFTAP that takes into account the Section 436 Contribution and the increased liabilities to which it relates.

(7)	“Section 436 Measurement Date” means the date that is used (i) to determine when the limitations of this Section apply or cease to apply, or (ii) to make calculations and other determinations related to the application of the limitations of this Section.

(8)	“Unpredictable Contingent Event Benefit” means any benefit payable solely by reason of (i) a plant shutdown (or other event determined by the Secretary of Treasury to be similar to a plant shutdown); or (ii) an event other than the attainment of any age, performance of any service, receipt or derivation of any compensation, or occurrence of death or disability.

(b)	Limitation on Unpredictable Contingent Event Benefits. If a Participant is entitled to an Unpredictable Contingent Event Benefit payable with respect to an event occurring during a Plan Year, such benefit will not be paid or provided if the Plan’s AFTAP for such Plan Year (i) is less than 60%, or (ii) would be less than 60% after taking into account the occurrence of the event with respect to which the Unpredictable Contingent Event Benefit is payable.

(1)	Section 436 Contribution. The limitation in this subparagraph (b) will cease to apply with respect to a Plan Year if the Employer makes a Section 436 Contribution to the Plan (in addition to the minimum required contribution under Code Section 430). The amount of the Section 436 Contribution is determined as follows:

(A)	If the AFTAP for the Plan Year determined without regard to the liability for the Unpredictable Contingent Event Benefit(s) is less than 60% then the amount of the Section 436 Contribution is equal to the amount of the increase in the funding target of the Plan under Code Section 430 for the Plan Year attributable to the occurrence of the unpredictable contingent event.

(B)	If the AFTAP for the Plan Year determined without regard to the liability for the Unpredictable Contingent Event Benefit(s) is 60% or more then the amount of the Section 436 Contribution is equal to the amount sufficient to result in an AFTAP of 60% for the Plan Year (taking into account the Section 436 Contribution and the liability for the Unpredictable Contingent Event Benefit(s)).

(2)

Retroactive Payment of Certain Benefits. If an Unpredictable Contingent Event Benefit is not permitted to be paid during a Plan Year by reason of the limitation in this subparagraph (b) but the limitation ceases to apply later in the same Plan Year (e.g., due to a Section 436 Contribution) then

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such benefit will be paid, retroactive to the period the benefit would have been payable but for the limitation in this subparagraph (b).

(c)	Limitation on Amendments Increasing Liability for Benefits. No amendment to the Plan that has the effect of increasing liabilities of the Plan by reason of increases in benefits, establishment of new benefits, changing the rate of benefit accrual, or changing the rate at which benefits become nonforfeitable will take effect during any Plan Year if the AFTAP for such Plan Year (A) is less than 80%, or (B) would be less than 80% after taking into account such amendment.

(1)	Section 436 Contribution. The limitation in this subparagraph (c) will cease to apply with respect to a Plan Year if the Employer makes a contribution to the Plan (in addition to the minimum required contribution under Code Section 430). The amount of the Section 436 Contribution is determined as follows:

(A)	If the AFTAP for the Plan Year determined without regard to the liability for the amendment is less than 80% then the amount of the Section 436 Contribution is equal to the amount of the increase in the funding target of the Plan under Code Section 430 for the Plan Year attributable to the amendment.

(B)	If the AFTAP for the Plan Year determined without regard to the liability for the amendment is 80% or more then the amount of the Section 436 Contribution is equal to the amount sufficient to result in an AFTAP of 80% for the Plan Year (taking into account the Section 436 Contribution and the liability for the amendment).

(2)	Exception for Certain Amendments. The limitation in this subparagraph (c) will not apply to any amendment that provides for an increase in benefits under a formula that is not based on a Participant’s compensation, but only if the rate of such increase is not in excess of the contemporaneous rate of increase in average wages of Participants covered by the amendment. The contemporaneous rate of increase in average wages for this purpose will be determined in accordance with applicable regulations.

(3)	Retroactive Effectiveness of Certain Amendments. If an amendment is not permitted to take effect during a Plan Year by reason of the limitation in this subparagraph (c) but the limitation ceases to apply later in the same Plan Year (e.g., due to a Section 436 Contribution) then such amendment will take effect retroactively to the beginning of the Plan Year or, if later, the original effective date of the amendment.

(d)	Limitation on Prohibited Payments. The Plan will be subject to the following limitations on the payment of Prohibited Payments:

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(1)	AFTAP Less Than 60%. If the Plan’s AFTAP for a Plan Year is less than 60%, a Participant or Beneficiary is not permitted to elect an optional form of benefit that includes a Prohibited Payment, and the Plan will not pay any Prohibited Payment, with an annuity starting date on or after the applicable Section 436 Measurement Date.

(2)	Bankruptcy. A Participant or Beneficiary is not permitted to elect an optional form of benefit that includes a Prohibited Payment, and the Plan will not pay any Prohibited Payment, with an annuity starting date during any period in which the Company is a debtor in a case under title 11, United States Code, or similar Federal or State law, except that the foregoing limitation will not apply with respect to any annuity starting date during a Plan Year on or after the date on which the Plan’s enrolled actuary certifies that the Plan’s AFTAP for the Plan Year is at least 100%.

(3)	AFTAP Less Than 80%. If the Plan’s AFTAP for a Plan Year is less than 80% but at least 60%, a Participant (or Beneficiary) is not permitted to elect the payment of an optional form of benefit that includes a Prohibited Payment, and the Plan will not pay any Prohibited Payment, with an annuity starting date on or after the applicable Section 436 Measurement Date, unless the present value (determined in accordance with Code Section 417(e)(3)) of the portion of the benefit that is being paid in a Prohibit Payment does not exceed the lesser of (i) 50% of the present value (determined in accordance with Code Section 417(e)(3)) of the benefit payable in the optional form of benefit that includes the Prohibited Payment, or (ii) 100% of the PBGC maximum benefit guarantee amount with respect to the Participant (or Beneficiary) under ERISA Section 4022 (as determined under applicable regulations). The following rules also will apply:

(A)	Bifurcated Payments. If an optional form of benefit that is otherwise available under the terms of the Plan is not available to a Participant (or Beneficiary) as of the annuity starting date because of the application of this subparagraph (3) then the Participant’s (or Beneficiary’s) benefit will be divided into a restricted portion and an unrestricted portion (in accordance with applicable regulations), and the Participant (or Beneficiary) may elect one of the following:

(i)

The Participant (or Beneficiary) may elect to receive payment of the unrestricted portion of the benefit in that optional form of benefit on that annuity starting date, determined as if the unrestricted portion of the benefit were the Participant’s (or Beneficiary’s) entire benefit under the Plan. If the Participant (or Beneficiary) makes this election then the Participant (or Beneficiary) may also elect payment of the restricted portion of the benefit in any optional form of benefit that is available under the Plan on

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that annuity starting date and that would not have included a Prohibited Payment if that optional form of benefit applied to the Participant’s (or Beneficiary’s) entire benefit under the Plan.

(ii)	The Participant (or Beneficiary) may elect to commence payment with respect to the entire benefit under the Plan (both the restricted portion and the unrestricted portion) in any other optional form of benefit that is available under the Plan on that annuity starting date and that satisfies the requirements of this subparagraph (3).

(iii)	The Participant (or Beneficiary) may elect to defer commencement of payment, subject to the terms of the Plan (other than this Section) and applicable qualification requirements (such as Code Sections 411(a)(11) and 401(a)(9)).

(B)	One-Time Application. Only one Prohibited Payment (or series of Prohibited Payments under an optional form of benefit) covered by this subparagraph (3) may be made with respect to any Participant during any period of consecutive Plan Years to which any of the limitations under this subparagraph (d) apply.

(C)	Aggregation of Payees. For purposes of this subparagraph (3), a Participant and any Beneficiary on behalf of the Participant (including any alternate payee with respect to a Participant) will be treated as one Participant. If the accrued benefit of a Participant is allocated to an alternate payee and one or more other persons then the unrestricted portion of the benefit for purposes of this subparagraph (d) will be allocated among such persons in the same manner as the accrued benefit is allocated, unless a qualified domestic relations order with respect to the Participant or alternate payee provides otherwise.

(4)	Close of Prohibited Period. If a limitation on Prohibited Payments applies under this subparagraph D. as of a Section 436 Measurement Date but that limitation no longer applies as of a later Section 436 Measurement Date then the limitation on Prohibited Payments under this subparagraph D. does not apply to benefits with annuity starting dates on or after the later Section 436 Measurement Date.

(5)

Deemed Election to Reduce Funding Balances. If a limitation under subparagraph (1) or (3) of this subparagraph (d) would otherwise apply, the Employer will be deemed to make an election under Code Section 430(f) to reduce the prefunding balance or funding standard carryover balance for the Plan by such amount as is necessary for the AFTAP to be

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at the applicable threshold (60% or 80%) so the limitation will not apply, except that this deemed election will apply only if the AFTAP will be increased to a level at which the applicable limitation(s) will no longer apply. Notwithstanding the foregoing, during any period that the Plan is presumed to have an AFTAP of less than 60% by reason of the presumption described in subparagraph (f)(2) of this Section, the deemed election described in this subparagraph (5) will not apply. A deemed election under this subparagraph (5) is treated as made on the date as of which the applicable benefit limitation otherwise would apply. The determination whether an applicable benefit limitation otherwise would apply is made without regard to any Section 436 Contribution.

(e)	Limitation on Benefit Accruals. If the Plan’s AFTAP for a Plan Year is less than 60%, benefit accruals under the Plan will cease as of the applicable Section 436 Measurement Date.

(1)	Section 436 Contribution. The limitation in this subparagraph (e) will cease to apply with respect to a Plan Year if the Employer makes a Section 436 Contribution to the Plan (in addition to the minimum required contribution under Code Section 430) equal to the amount sufficient to result in an AFTAP of 60% for the Plan Year (taking into account the Section 436 Contribution and the liability for benefit accruals).

(2)	Special Rule for 2009. For purposes of applying the limitation of this subparagraph (e) during the 2009 Plan Year, the AFTAP for the 2009 Plan Year will be deemed to be the greater of the AFTAP for the 2008 Plan Year or the actual AFTAP for the 2009 Plan Year.

(3)	Amendment Limitation. If the limitation in this subparagraph (e) applies then the Plan is not permitted to be amended in a manner that would increase the liabilities of the Plan by reason of an increase in benefits or establishment of new benefits, even if amendment of the Plan would otherwise be permitted under the limitation of subparagraph (c) of this Section.

(4)	Close of Cessation Period. If a limitation on benefit accruals under this subparagraph (e) applies as of a Section 436 Measurement Date but that limitation no longer applies as of a later Section 436 Measurement Date then the limitation under this subparagraph (e) does not apply to benefit accruals based on service on or after the later Section 436 Measurement Date, unless the Plan provides that benefit accruals will not resume.

(f)	AFTAP Presumptions. For purposes of determining the Plan’s AFTAP for a Plan Year, the presumptions described in this subparagraph (f) will apply, which presumptions will be determined and applied in accordance with applicable regulations, including, but not limited to, the applicable provisions of Treas. Reg. § 1.436-1(g) and (h).

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(1)	Presumption of Continued Underfunding. In any case in which a benefit limitation under this Section has been applied to the Plan with respect to the immediately preceding Plan Year, the AFTAP for the Plan Year will be presumed equal to the AFTAP for the immediately preceding Plan Year until the Plan’s enrolled actuary certifies the actual AFTAP for the Plan year.

(2)	Presumption of Underfunding After 10th Month of Plan Year. If no certification of the AFTAP for the Plan Year is made with respect to the Plan before the first day of the 10th month of the Plan Year then for purposes of applying the limitations of this Section such first day of the 10th month of the Plan Year will be a Section 436 Measurement Date, and the Plan’s AFTAP will be presumed to be less than 60% as of such first day.

(3)	Presumption for Nearly Underfunded Plans. If (i) no limitation under this Section applied to the Plan for the immediately preceding Plan Year but the AFTAP of the Plan for the immediately preceding Plan Year was not more than 10 percentage points greater than the percentage that would have caused a limitation under this Section to apply for the immediately preceding Plan Year, and (ii) as of the first day of the 4th month of the Plan Year the Plan’s enrolled actuary has not certified the actual AFTAP for the Plan Year then, until the Plan’s enrolled actuary certifies the actual AFTAP for the Plan Year, the first day of the 4th month of the Plan Year will be a Section 436 Measurement Date, and the AFTAP of the Plan as of such date will, for purposes of the limitations under this Section, be presumed equal to 10 percentage points less than the AFTAP of the Plan for the immediately preceding Plan Year.

(g)	Administrative Rules. The Committee may adopt such rules and procedures as it deems necessary or appropriate (consistent with applicable regulations) to administer the requirements of this Section, including administration of the transition between any period to which a limitation under this Section applies and a period to which a limitation under this Section does not apply (or vice versa).

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ARTICLE 7

Vesting

7.01	General Rule

A Participant who incurs a Break in Employment at a time when he is not entitled to an Early, Normal, Postponed, or Disability Retirement Benefit under the provisions of Article 5 shall not be entitled to benefits under this Plan except as provided under the provisions of this Article.

7.02	Vesting at Normal Retirement Age

A Participant who has attained Normal Retirement Age shall be fully vested in his Accrued Benefit.

7.03	Vesting after Five Years of Vesting Service

A Participant who incurs a Termination after completing five years of Vesting Service when he is not entitled to an Early, Normal, Postponed, or Disability Retirement Benefit under the provisions of Article 5 shall be fully vested in his Accrued Benefit and entitled to a Deferred Vested Benefit, payable as provided under Article 5. In addition, a Participant who incurred a Termination as a result of Raytheon Aerospace Company ceasing to be a Participating Employer under the Plan, as provided in Section 1.47, shall be fully vested in his Accrued Benefit regardless of his years of Vesting Service. Furthermore, a Participant who incurred a Termination on February 1, 2002, and became employed by Computer Sciences Corporation on February 2, 2002, shall be fully vested in his Accrued Benefit regardless of his years of Vesting Service.

7.04	Vesting for Non-Work-Related Disability

A Participant who incurs a Total and Permanent Disability that is not a result of a work-related illness or an on-the-job injury while in Active Employment with the Employer and is not entitled to an Early, Normal, Postponed, or Disability Retirement Benefit or a Deferred Vested Benefit under the provisions of Article 5 shall be fully vested in his Accrued Benefit if he remains continuously disabled until he has attained Normal Retirement Age.

7.05	Vesting Upon Plan Termination

In the event of termination or partial termination of this Plan, each affected Participant shall be 100% vested in his Accrued Benefit, but only to the extent funded. The foregoing sentence shall not apply to a former Participant who has been cashed out (including those deemed cashed out under Section 2.06(b)) or who has incurred a five-year Period of Severance after his Severance from Service Date. Such a former Participant shall not be entitled to any additional vested benefit upon termination or partial termination.

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ARTICLE 8

Preretirement Survivor Benefits

8.01	Automatic Preretirement Spousal Death Benefit

(a)	Except as provided in Section 8.02 and in subparagraphs (b) and (c) below, in the event a Participant with a vested right to his Accrued Benefit under the Plan dies before his Benefit Commencement Date, a death benefit shall be provided to the Participant’s spouse as follows:

(1)	If the Participant at the date of death was eligible to retire and receive a benefit under the Plan at an Early, Normal, Postponed, or Disability Retirement Date, including early commencement of a Deferred Vested Benefit, then his surviving spouse shall automatically receive a death benefit in an amount equal to one-half of the amount of retirement benefit which would have been payable to the spouse if the Participant had retired on the day preceding his death, under whichever benefit provides the greatest amount, with payments in the form of a Qualified Joint and Survivor Annuity.

(2)	If the Participant at the date of death was not eligible to retire under the Plan and receive a benefit under the Plan at a Early, Normal, Postponed, or Disability Retirement Date, then the Participant’s surviving spouse shall receive an automatic spousal death benefit in an amount equal to the amount that would have been payable to the spouse under the normal form of payment under Section 9.01, assuming:

(A)	the Participant had separated from service on the earlier of his Termination Date or date of his death,

(B)	the Participant had survived to the earliest date he could have retired and received a benefit under the Plan pursuant to Article 5,

(C)	the Participant retired on such date with a benefit in the form of a Qualified Joint and Survivor Annuity but calculated using only actual Credited Service as of the Participant’s date of death, and

(D)	the Participant died on the day after his Benefit Commencement Date.

The automatic preretirement spousal death benefit under this Section 8.01(a)(2) shall commence to be paid to the spouse, unless the spouse elects otherwise, as of the first day of the month coinciding with or next following the earliest date the Participant could have retired and received a benefit under the Plan pursuant to Article 4, had he not died, and shall be paid up to the first day of the month in which such spouse

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dies. The spouse may not delay commencement of the preretirement spousal death benefit beyond the Participant’s Normal Retirement Date.

(b)	The automatic preretirement spousal death benefit payable under this Section 8.01 shall be payable after the death of the Participant only if the spouse had been married to the Participant throughout the one-year period ending on the date of the Participant’s death.

(c)	If a Participant’s spouse qualifies for a death benefit under Section 8.01 and also qualifies for a death benefit under Section 8.02, then the benefit under this Section 8.01 shall be payable only if the Actuarial Equivalent Value of such lifetime benefit is greater than the Actuarial Equivalent Value of the death benefit provided in Section 8.02 and not in addition to that death benefit. If the benefit under Section 8.01 is greater, no benefit shall be payable under Section 8.02.

8.02	Death After Normal Retirement Date

Except as provided in Section 8.01 and subparagraph (d) below, in the event a Participant who is eligible to retire and receive a Postponed Retirement Benefit under Section 5.03 dies before his Benefit Commencement Date during a period of Active Employment with the Employer (or with an employer that is a Participating Employer in the Hawker Beechcraft Corporation Base Retirement Income Plan), a death benefit shall be provided to the Participant’s spouse or Beneficiary according to the following provisions:

(a)	If the Participant has a spouse who is eligible for the Automatic Preretirement Spousal Death Benefit in Section 8.01 and has not elected another form of payment, the spouse shall receive the benefit provided under Section 8.01.

(b)	If the Participant with the consent of his spouse, if any, has elected to have an optional form of retirement benefit under the provisions of Article 9 payable in the event of his death while in Active Employment, the spouse or designated Beneficiary shall receive the benefit payments under such option as of the first day of the month following the Participant’s death.

(c)	If neither subparagraph (a) or (b) applies, or if the spouse or Beneficiary under subparagraph (b) predeceases the Participant, then a death benefit shall be paid as if the Participant had elected the 10 Years Certain and Life Income Option under Section 9.05(b).

(d)	If a Participant’s spouse qualifies for a death benefit under Section 8.02 and also qualifies for a death benefit under Section 8.01, then the benefit under this Section 8.02 shall be payable only if the Actuarial Equivalent Value of such benefit is greater than the Actuarial Equivalent Value of the death benefit provided in Section 8.01.

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8.03	Additional Optional Death Benefit

In the event a Participant who has made a valid election for coverage under this Section 8.03 dies after his coverage effective date during a period of Active Employment with the Employer (or with an employer that is a Participating Employer in the Hawker Beechcraft Corporation Base Retirement Income Plan) and before his coverage discontinuance date, his eligible spouse will receive an “Additional Optional Death Benefit,” subject to the following:

(a)	The Additional Optional Death Benefit is an annuity payable monthly to the eligible spouse for life equal to 50% of the monthly benefit that the Participant would have been entitled to receive if he had retired under the Qualified Joint and Survivor Annuity on the day before his death, except that such amount shall be reduced by the percentage factor described in subsection (h) for each year between the coverage effective date and the coverage discontinuance date.

(b)	An “eligible spouse” under this section is the surviving spouse to whom a Participant has been married throughout the one-year period ending on the date of his death.

(c)	The “coverage effective date” shall be the later of: (i) The date on which the Participant has both attained age 55 and completed five years of Credited Service, and (ii) two years following the date on which the election for coverage is filed with the Employer. If the Participant dies due to accidental causes prior to the coverage effective date, but after he has both attained age 55 and completed five years of Credited Service, and during the two-year election period, the coverage effective date shall be deemed to be the date he filed his election with the Employer. If a Participant’s coverage under this section has been discontinued as a result of an event described in subsection (d), the Participant may elect to file a new election for coverage subject to all of the conditions described above. The two-year election period shall not apply for a Participant who elects coverage within 30 days of the date that he is notified of his option to resume coverage, if his prior coverage discontinuance date was the result of attainment of his Normal Retirement Date and there was no interruption in his period of Active Employment between his Normal Retirement Date and January 1, 1991.

(d)	The “coverage discontinuance date” shall be the earliest of the following dates:

(1)	The effective date specified in a notice filed with the Employer to discontinue coverage under this section, which notice is subject to consent of the Participant’s spouse and shall not be effective prior to the date it is received by the Employer.

(2)	If the coverage effective date and the Participant’s Normal Retirement Date occurred prior to January 1, 1991, the date on which he reached his Normal Retirement Date.

(3)	The date of death of the Participant’s eligible spouse.

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(4)	The date of the Participant’s divorce from his eligible spouse.

(5)	The date on which the Participant’s period of Active Employment is terminated.

(6)	The Participant’s Benefit Commencement Date.

(e)	If this option becomes effective, the benefits which are subsequently payable to the Participant, his eligible spouse, if any, or his contingent annuitant, if any, shall be reduced by the percentage factor described in Appendix B for the period during which the option was in effect between the coverage effective date and the coverage discontinuance date.

(f)	In lieu of the monthly annuity provided under subsection (a), the surviving spouse may elect to receive the benefit under this section in a single payment that is the lump sum Actuarial Equivalent of the monthly annuity.

(g)	The “election period” for purposes of this section shall commence two years and 90 days before the Participant has both attained age 55 and completed five years of Credited Service and shall end on his Severance from Service Date.

(h)	When this option becomes effective, the Participant’s Accrued Benefit shall be reduced by the sum of the applicable percentage factors, as determined from the table in Appendix B, for each year during which the coverage is in effect. The annual reduction factor shall be prorated for each month that coverage is in effect.

8.04	Limitation on Total Benefit

Notwithstanding any provisions of the Plan to the contrary, the following limitations shall apply with respect to the benefits provided under the preceding sections of this Article 8.

(a)	The sum of (1) whichever benefit is applicable under Section 8.01(a) or Section 8.02 and (2) the monthly benefit payable under Section 8.03(a), shall not exceed 100% of the Participant’s “anticipated normal retirement benefit.” The “anticipated normal retirement benefit” is the benefit that would be payable to the Participant in the form of a life annuity at Normal Retirement Date if he had continued Credited Service and received compensation at the same rate of pay to his Normal Retirement Date, or to his Postponed Retirement Date, if later.

(b)	For purposes of applying the limitation in subparagraph (a) the amount of monthly benefit provided in Section 8.03(a) shall be reduced to an amount which will prevent the combined benefit under the preceding sections of Article 8 from exceeding the limitation described in subparagraph (a) above.

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ARTICLE 9

Forms of Benefit

9.01	Qualified Joint and Survivor Annuity

At the earliest time a Participant could become entitled to commence receiving payments of an Early, Normal, Postponed, or Disability Retirement Benefit or of a Deferred Vested Benefit, other than lump sum payment under the provisions of Section 9.02, benefits shall commence in the form of a Qualified Joint and Survivor Annuity (which, for a Participant, who has no spouse, includes a single life annuity), unless the Participant, with the consent of his spouse, if any, elects otherwise. Any consent of the Participant’s spouse shall be made within 180 days of the date the Qualified Joint and Survivor Annuity would otherwise commence, and must be executed in accordance with the rules of Section 9.04.

9.02	Lump Sum Payments

(a)	Involuntary Payment. If a Participant or alternate payee has not begun to receive payments but is entitled to a benefit hereunder, or a Beneficiary (including a spouse) is entitled to a death benefit hereunder, that has an Actuarial Equivalent Value of less than $3,500 (with such Actuarial Equivalent Value determined after taking into account any benefits transferred to this Plan under the provisions of Section 3.04), the Actuarial Equivalent Value shall be paid to such Participant, alternate payee, or Beneficiary (including a spouse) in a lump sum in lieu of, and in full satisfaction of, such benefit under this Plan; provided that, with respect to distributions made on or after March 28, 2005, if the Actuarial Equivalent Value of the benefit is greater than $1,000 but not greater than $3,500, then no such lump sum payment shall be made unless written consent is received from such Participant or alternate payee (no consent of a spouse or Beneficiary is required for such lump sum payment). Upon the making of such payment, neither the Beneficiary, the Participant, the alternate payee, nor any spouse shall have any further benefit under this Plan.

(b)	Optional Payment. If the monthly pension payable to a Participant, alternate payee, or Beneficiary (including a spouse) as of the date when payments are to begin is $125 or less, the payee may elect to receive the Actuarial Equivalent Value in a lump sum payment in lieu of, and in full satisfaction of, his benefit under this Plan. If the Actuarial Equivalent Value exceeds $3,500, or the lump sum is made after pension payments have commenced, a married Participant’s spouse must consent to the distribution to the Participant in accordance with the requirements of Section 9.04. Upon making such payment, neither the Beneficiary, the Participant, the alternate payee, nor any spouse shall have any further benefit under this Plan.

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9.03	Right to Elect

In lieu of the benefits provided by Section 9.01, the Participant shall have the right to elect, prior to his Benefit Commencement Date, an alternate form of benefit provided under the terms of this Article 9. If the Participant is married, any such election may be made only with the consent of his spouse, executed as provided under Section 9.04. Any alternative form of benefit shall be the Actuarial Equivalent of the Participant’s Accrued Benefit.

9.04	Election of Forms

A Participant may make or revoke an election of any form of benefit to which the Participant is entitled under this Article 9 in writing to the Employer, in accordance with rules established by the Committee, and such election or revocation shall be subject to the following conditions:

(a)	The Employer shall furnish to each Participant a general written explanation in nontechnical terms of the availability of the various optional forms of payment under the Plan within a reasonable period of time prior to the earliest date the Participant could retire under the Plan. A Participant has a right to receive, within 30 days after filing a written request with the Employer, a written explanation of the terms and conditions of the Qualified Joint and Survivor Annuity and the financial effect upon the Participant, given in terms of dollars per annuity payment. Requests for additional information may be made by the Participant at any time before the 180th day prior to the Benefit Commencement Date.

(b)	An election to receive an optional form of benefit may be made at any time during the election period. The election period is a period of 180 days prior to the Participant’s Benefit Commencement Date. Subject to subparagraph (c) below, a Participant may make an election not to receive the Qualified Joint and Survivor Annuity, revoke any previous election, and if the Participant so desires, make a new election, until the expiration of the election period.

(c)	If a Participant is married, an election of a form of benefit other than the Qualified Joint and Survivor Annuity will be permitted only if the following conditions are satisfied: (i) the Participant’s spouse consents in writing to the election and the spouse’s consent is witnessed by a Plan representative or notary public; (ii) the Participant’s waiver and the spouse’s consent specify the nonspouse beneficiary (including any class of beneficiaries or contingent beneficiaries) and the particular optional form of benefit neither of which may be further modified (except back to a Qualified Joint and Survivor Annuity) without subsequent spousal consent (unless expressly permitted by the spouse); and (iii) the spouse’s consent acknowledges the effect of the election.

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9.05	Optional Forms of Retirement Benefit

The optional forms which a Participant may elect are any one of the following:

(a)	Joint and Two-Thirds Survivor Annuity Option. An Actuarial Equivalent monthly benefit payable to the Participant for the joint lifetimes of the Participant and the Joint Annuitant, and after the death of either party, two-thirds of such amount to the survivor for life. The Joint Annuitant may be either the spouse of the Participant or a dependent son, daughter, mother, or father who is completely disabled either mentally or physically. Should the Joint Annuitant die prior to the Participant’s Benefit Commencement Date, any election of this option shall be automatically canceled. If the Participant should die prior to the Benefit Commencement Date, no payments shall be made under this option to the Joint Annuitant, but if the Joint Annuitant is the spouse of the Participant, such spouse will be entitled to the death benefit provided under Article 8.

(b)	Years Certain and Life Income Option. An Actuarial Equivalent monthly benefit which provides retirement benefit payments to the Participant for his lifetime with a guaranteed minimum period of either five years or ten years, as specified by the Participant prior to the Benefit Commencement Date. In the event of the death of the Participant after the Benefit Commencement Date, but prior to the Participant’s receiving retirement benefit payments for the whole period certain, the remaining payments for the minimum term of years will be paid to the Participant’s Beneficiary or, if the Beneficiary so elects, in an Actuarial Equivalent single sum payment. In the event of the death of the Participant prior to the Participant’s Benefit Commencement Date, the election of this option shall be void and of no effect.

(c)	Straight Life Annuity Option. A Participant who has a spouse may elect to have the Participant’s retirement benefit payable in equal unreduced monthly payments during the Participant’s lifetime, with no further payments to any other person after the Participant’s death. If this option is elected, the retirement benefit payable to the Participant shall be the amount of retirement benefit determined under the applicable Section(s) of Article 5.

(d)	Joint and Two Thirds to Joint Annuitant Survivor Annuity Option. An Actuarial Equivalent monthly benefit payable to the Participant for the lifetime of the Participant, and after the death of the Participant, two thirds of such amount to the Joint Annuitant. The Joint Annuitant shall be an individual designated by the Participant at the time of election of such option. Should the Joint Annuitant die prior to the Participant’s Benefit Commencement Date, any election of this option shall be automatically cancelled. Should the Joint Annuitant die after the Benefit Commencement Date, the benefit will continue to the Participant. If the Participant should die prior to the Benefit Commencement Date, no payments shall be made under this option to the Joint Annuitant, but if the Joint Annuitant is the spouse of the Participant, such spouse may be entitled to the death benefit provided under Article 8.

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(e)	Joint and Three Quarters to Joint Annuitant Survivor Annuity Option. An Actuarial Equivalent monthly benefit payable to the Participant for the lifetime of the Participant, and after the death of the Participant, three quarters of such amount to the Joint Annuitant. The Joint Annuitant shall be an individual designated by the Participant at the time of election of such option. Should the Joint Annuitant die prior to the Participant’s Benefit Commencement Date, any election of this option shall be automatically cancelled. Should the Joint Annuitant die after the Benefit Commencement Date, the benefit will continue to the Participant. If the Participant should die prior to the Benefit Commencement Date, no payments shall be made under this option to the Joint Annuitant, but if the Joint Annuitant is the spouse of the Participant, such spouse may be entitled to the death benefit provided under Article 8.

For purposes of Code Section 417, the form of payment described in this paragraph is the Plan’s “qualified optional survivor annuity.”

(f)	Limitation On Options. Notwithstanding any provision of the Plan to the contrary, distributions pursuant to any optional form of payment provided under this section or pursuant to any other provision of the Plan shall be made in accordance with the requirements of Code Section 401(a)(9) and regulations thereunder, including Regulation §1.401(a)(9)-2. Any provisions of the Plan that are inconsistent with Code Section 401(a)(9) and the regulations thereunder shall be deemed inoperative.

(g)	Additional Options for Domestic Partners. Effective on and after January 1, 2002, a Participant who has a domestic partner may elect to receive his benefits in the form of the qualified joint and survivor annuity described in Section 9.01 or in the form of the joint and two-thirds survivor annuity described in Section 9.05(a), with his domestic partner as the survivor or joint annuitant, as applicable. For this purpose, the term “domestic partner” means a person who is the same sex as the Participant and who is considered a domestic partner of the Participant (or equivalent status) under the laws of the state in which the Participant resides, or would be considered a domestic partner of the Participant (or equivalent status) under the laws of the state in which the Participant resides but for a provision of such state’s laws which prohibits the recognition of domestic partner status (or equivalent) solely because the two individuals are of the same sex.

(h)

Forms of Payment Available to Alternate Payees. Notwithstanding any other provision of the Plan, an alternate payee with a separate interest in the Plan may only elect to receive payment of benefits under the Plan in the form of either (i) a single-life annuity, (ii) a lump-sum payment (if the amount of the single-life annuity would otherwise permit election of a lump-sum payment under Section 9.02(b)), or (iii) an Actuarially Equivalent monthly benefit that provides for benefit payments to the alternate payee for lifetime with a guaranteed minimum period of either five years or ten years (as specified by the alternate payee before the Benefit Commencement Date). If an alternate payee elects one of the forms of payment described in the preceding clause (iii) but dies before receiving

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payment of all guaranteed payments, the remaining payments will be made to the alternate payee’s beneficiary, determined in accordance with Section 9.06 (other than the provisions thereof allowing for designation of a joint annuitant), with such Section applied as if the alternate payee were the Participant. Nothing herein, however, will prohibit the making of a lump-sum distribution in accordance with Section 9.02(a) (small-sum cash-out), if applicable.

9.06	Beneficiary

A Participant may name a Joint Annuitant who is an individual for a Joint and Survivor Annuity option. For a years certain and life income option, the Participant may elect, in writing, an individual or individuals, or any entity or entities, including corporations, partnerships or trusts, provided that such individuals and entities are ascertainable, and the shares of each are clearly set forth. In the event any beneficiary predeceases the Participant or is not in existence, not ascertainable, or not locatable at the date benefits become payable to such beneficiary, benefits shall be paid to such contingent beneficiary or beneficiaries as shall have been named by the Participant on the Participant’s original beneficiary election, and, if none, the contingent beneficiary shall be the Participant’s estate.

9.07	Eligible Rollover Distributions

Notwithstanding any provision of the Plan to the contrary that would otherwise limit a distributee’s election under this Section, a distributee may elect, at the time and in the manner prescribed by the Committee, to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan specified by the distributee in a direct rollover.

For purposes of this Section and the Plan, the following terms will have the following meanings:

(a)	Eligible rollover distribution. An eligible rollover distribution is any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee’s designated beneficiary, or for a specified period of ten years or more; any distribution to the extent such distribution is required under Section 401(a)(9) of the Code; and the portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities).

A portion of a distribution will not fail to be an eligible rollover distribution merely because the portion consists of after-tax employee contributions which are not includible in gross income. However, such portion may be transferred only to an individual retirement account or annuity described in section 408(a) or (b) of the Code or to a plan described in section 401(a), 403(a), or 403(b) of the Code that agrees to separately account for amounts so transferred, including separately

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accounting for the portion of such distribution which is includible in gross income and the portion of such distribution which is not so includible.

(b)	Eligible retirement plan. An eligible retirement plan is (i) an individual retirement account described in Code Section 408(a); (ii) an individual retirement annuity described in Code Section 408(b); (iii) a qualified plan described in Code Section 401(a) that accepts rollover contributions; (iv) an annuity plan described in Code Section 403(a); (v) an eligible plan under Code Section 457(b) that is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and that agrees to separately account for amounts transferred into such plan from this Plan; (vi) an annuity contract described in Code Section 403(b); or (vii) a Roth IRA described in Code Section 408A. This definition of eligible retirement plan also shall apply in the case of a distribution to a surviving spouse and in the case of a distribution to a spouse or former spouse who is an alternate payee under a qualified domestic relations order (as defined in Code Section 414(p)).

In the case of a distribution to a designated beneficiary who is not a surviving spouse, the term “eligible retirement plan” means an individual retirement plan described in Code Section 402(c)(8)(B)(i) or (ii).

(c)	Distributee. A distributee includes an employee or former employee. In addition, the employee’s or former employee’s surviving spouse and the employee’s or former employee’s spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Section 414(p) of the Code, are distributees with regard to the interest of the spouse or former spouse. Further, in the event of a deceased Participant, a designated beneficiary, as defined by Code Section 401(a)(9)(E), who is not a surviving spouse of the Participant, will be a distribute with regard to a direct trustee-to-trustee transfer to an individual retirement plan described in Code Section 402(c)(8)(B)(i) or (ii) established for the purpose of receiving the distribution.

(d)	Direct rollover. A direct rollover is a payment by the Plan to the eligible retirement plan specified by the distributee.

9.08	Retroactive Payments

The Committee is authorized to make retroactive payments (including, if determined by the Committee, an appropriate interest adjustment with respect to those retroactive payments) in cases where payment of benefits has been delayed (in whole or in part) beyond the Benefit Commencement Date due to reasonable administrative delay or because the Participant had not commenced benefits prior to the Participant’s Normal Retirement Date and could not be located by the Committee (after making reasonable efforts to do so) at the Participant’s Normal Retirement Date. Such cases may include delay due to (i) determination of a Participant’s Social Security earnings, (ii) determination of a Participant’s disability, or (iii) the need to locate a Participant’s beneficiary following death.

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9.09	Overpayments

In the event a Participant, alternate payee, Beneficiary, or other person is receiving payment under the Plan and an overpayment occurs (e.g., annuity payments inadvertently continue post death), the Committee (or its delegate) is authorized to seek recovery of such overpayment as follows:

(a)	In the event of death, the decedent’s estate (or similar successor to the decedent’s assets, if there is no estate) may be petitioned for recovery of such overpayment.

(b)	Recovery of the overpayment may be made by reducing the continuing payments to the Participant, alternate payee, Beneficiary, or other person as follows: (i) if the overpayment did not exceed one month’s payment, the overpayment will be recovered at the rate of 25% of the continuing payments until fully recovered; and (ii) if the overpayment exceeded one month’s payment, the overpayment will be recovered at the rate of 20% of the continuing payments until fully recovered. Notwithstanding the foregoing, in the case of a qualified-preretirement-survivor annuity or a qualified-joint-and-survivor annuity, the procedure described in (a) above will be utilized unless the Committee is satisfied that application of the procedure described in this paragraph (b) will not cause the survivor annuity to fail to be a qualifying survivor annuity.

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ARTICLE 10

Funding

10.01	Funding Agreement

The Plan Sponsor has entered into a funding arrangement with one or more Funding Agents providing for the administration of the Fund or Funds in which the assets of this Plan are held. The Plan Sponsor may at any time or from time to time appoint one or more investment managers, as defined under Section 3(38) of ERISA, each of which shall direct the Funding Agent in the investment or reinvestment of all or part of the Fund.

10.02	Non-Diversion of the Fund

To the extent required by law, the principal or income of any Fund shall be used solely for the exclusive benefit of Participants or Beneficiaries, or to meet the necessary expenses of the Plan.

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ARTICLE 11

Plan Administration

11.01	Appointment of Committee

A Committee shall be appointed by the Board of Directors to administer the Plan on behalf of the Plan Sponsor. Vacancies in the Committee shall be filled from time to time by the Board of Directors. A member of the Committee shall hold office until he gives written notice of his resignation to the Board, until death, or until removal by the Board.

11.02	Powers and Duties

The general administration of this Plan shall be under the supervision of the Committee. It shall be a principal duty of the Committee to see that this Plan is carried out, in accordance with its terms, for the exclusive benefit of persons entitled to participate in this Plan. Benefits under this Plan will be paid only if the Committee decides in its sole discretion that the applicant is entitled to them. The Committee shall have full power to administer this Plan in all of its details. For this purpose, the Committee’s powers include, but are not limited to, the authority, in addition to all other powers provided by the Plan, to:

(a)	Determine in its sole and absolute discretion the eligibility of any individual to participate in this Plan and of any individual to receive benefits under this Plan;

(b)	Make discretionary interpretations regarding the terms of this Plan, and make factual findings with respect to any issue arising under the Plan, its interpretations to be final and conclusive;

(c)	Compute the amounts payable for any Participant or other person, the manner and time of payment and to determine and authorize the person or persons to whom such payments will be paid;

(d)	Approve and adopt amendments to the Plans made solely for the purpose of maintaining the qualified status of the Plans;

(e)	Review and render decisions respecting such claims under this Plan;

(f)	Make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of this Plan;

(g)	Periodically review the performance of the Plan’s investments;

(h)	Establish a funding policy and method;

(i)	Appoint such agents, advisors and consultants, or other persons as the Committee deems advisable to assist in administering the Plan;

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(j)	Allocate and delegate its responsibilities under this Plan and designate other persons to carry out any of its responsibilities under this Plan;

(k)	Be responsible for all reporting and disclosure requirements for this Plan under the law;

(l)	Receive from the Plan Sponsor, Employers, Employees, Participants, and other persons such information as shall be necessary for the proper administration of this Plan;

(m)	Furnish to the Plan upon request, such reports with respect to the administration of this Plan as are reasonable and appropriate; and

(n)	Maintain all records of this Plan.

11.03	Actions by the Committee

A majority of the members composing the Committee at any time will constitute a quorum. The Committee may act at a meeting, or in writing without a meeting, by the vote or assent of a majority of its members. The Committee will appoint a Committee Chairperson and a Secretary. The Secretary will record all action taken by the Committee. The Committee will have authority to designate in writing one of its members or any other person as the person authorized to execute papers and perform other ministerial duties on behalf of the Committee. A dissenting member of the Committee who, within a reasonable time after the member has knowledge of any action or failure to act by the majority, registers the member’s dissent in writing delivered to the other members and the Company, shall not be responsible for any such action or failure to act. Any action of the Committee that may be taken upon a vote of the members at a meeting may, in lieu thereof, be taken by written consent (including, but not limited to, consent by email or other electronic means) of a majority of the members of the Committee entitled to vote on such action.

11.04	Interested Committee Members

No member of the Committee will participate in an action of the Committee on a matter which applies solely to that member. Such matters will be determined by a majority of the remainder of the Committee.

11.05	Indemnification

The Employer, by the adoption of this Plan, indemnifies and holds the members of the Committee, jointly and severally, harmless from the effects and consequences of their acts, omissions, and conduct in their official capacities, except to the extent that the effects and consequences result from their own willful misconduct, breach of good faith, or gross negligence in the performance of their duties. The foregoing right of indemnification will not be exclusive of other rights to which each such member may be entitled by any contract or other instrument or as a matter of law.

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11.06	Conclusiveness of Action

Any action on matters within the discretion of the Committee will be conclusive, final, and binding upon all Participants in the Plan and upon all persons claiming any rights, including Beneficiaries.

11.07	Payment of Expenses

The members of the Committee will serve without compensation for their services. The compensation or fees of consultants, actuaries, accountants, counsel and other specialists and any other costs of administering the Plan or Fund, including any premiums due to the Pension Benefit Guaranty Corporation (PBGC), will be paid by the Fund unless, at the discretion of the Employer, paid by the Employer.

11.08	Named Fiduciary

The Plan Sponsor shall be the “named fiduciary” for purposes of this Plan and Section 402(a)(1) of ERISA.

11.09	Funding Policy and Method

The Plan Sponsor shall establish a funding policy and method consistent with the objectives of the Plan. The funding policy and method, as so determined, shall be communicated to the Funding Agent and the Committee. The Plan Sponsor shall have the power and responsibility for:

(a)	Selection of the funding media for the Plan, including the power to direct investments and to appoint an investment manager or managers pursuant to ERISA Section 402(c) and to delegate all or a portion of such duties to the Committee.

(b)	Allocating fiduciary responsibilities among fiduciaries, and designation of additional fiduciaries.

(c)	Selection of insurance contracts to provide benefits hereunder, or, if all assets are not held under insurance contracts, the Trustee.

11.10	Bonding

Plan personnel shall be bonded to the extent required by ERISA. Premiums for bonding may, in the sole discretion of the Employer, be paid, in whole or in part, from the Fund. Premiums may also be paid, in whole or in part, by the Employer. The Employer may provide, by agreement with any person, that the premium for required bonding shall be paid by that person.

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11.11	Claim Procedure

Benefit claim determinations arising under this Plan shall be made in accordance with the provisions of this Section and procedures established by the Committee. These claim procedures are designed to establish reasonable processes and safeguards to ensure that benefit claim determinations are made in accordance with the provisions thereof and, where appropriate, Plan provisions have been applied consistently with respect to similarly situated claimants. All claims for or relating to benefits whether made by a Participant or other person shall be in writing addressed and delivered to the Committee, at the Committee’s main office, and such claim shall contain the claimant’s name, mailing address, and telephone number, if any, and shall identify the claim in a manner reasonably calculated to make the claim understandable to the Committee.

(a)	Claims Review. If a claim is wholly or partially denied, the Committee shall within a reasonable period of time, not to exceed 90 days (45 days in the case of a claim involving disability benefits), notify the claimant in writing of any adverse benefit determination, unless the Committee determines that special circumstances require an extension of time for processing the claim. If the Committee determines that an extension of time for processing the claim is necessary, written notice of the same shall be provided to the claimant prior to the expiration of the 90-day period (45-day period in the case of a claim involving disability benefits), and shall indicate the special circumstances which require the extension of time and the date by which the Committee expects to render the determination. The extension of time shall not exceed a 90-day period of time (30-day period in the case of a claim involving disability benefits), beginning at the end of the initial 90-day period (45-day period in the case of a claim involving disability benefits). In case of a disability claim, the Committee may determine that due to matters beyond the control of the Plan that a second 30-day extension is necessary. In such case, the Committee shall notify the claimant before the expiration of the first 30-day extension period of the circumstances requiring the extension and the date by which the Plan expects to render a decision. In the case of a disability notice of extension, the notice must explain the standards on which entitlement to a benefit is based, the unresolved issues that prevent a decision, the additional information needed to resolve the issue, and that the claimant has at least 45 days to provide the specified information. The Committee’s notice shall be written in a manner calculated to be understood by the claimant and shall set forth:

(1)	The specific reason or reasons for the denial;

(2)	Specific reference to pertinent Plan provisions on which the denial is based;

(3)	A description of any additional material or information necessary for the claimant to perfect the claim, together with an explanation of why such material or information is necessary; and

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(4)	An explanation of the claim review procedure set forth in subparagraphs (b) and (c) below (including a statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination).

(b)	Appeal of Claim Denial. A claimant or the claimant’s duly authorized representative shall have 60 days (180 days in the case of a claim involving disability benefits) within which to appeal an adverse benefit determination to the Committee. During the pendency of the review, the following provisions shall apply:

(1)	The claimant shall have the opportunity to submit written comments, documents, records and other information relating to the claim to the Committee; and

(2)	The claimant shall be provided, upon request and free of charge, reasonable access to and copies of, all documents, records and other relevant information relating to the claim for benefits.

(c)	Review on Appeal. A decision on review shall be rendered within a reasonable period of time, not to exceed 60 days after the claimant’s request for review, unless the Committee determines that special circumstances require an extension of time for processing the appeal. If the Committee determines that an extension of time for processing the appeal is necessary, written notice of the extension shall be furnished to the claimant prior to the expiration of the 60-day period, and shall indicate the special circumstances requiring the extension and the date by which the Committee expects to render the determination. The extension of time shall not exceed a 60-day period of time beginning at the end of the initial 60-day period. For purposes of this subparagraph (c), in the case of a claim involving disability benefits, 45 days shall apply instead of 60 days. The Committee’s decision on review shall be communicated in writing to the claimant and, if adverse, shall take into account all comments, documents, records and other information submitted by the claimant (without regard to whether such information was submitted or considered in the initial benefit determination). The decision on review shall be in a written manner calculated to be understood by the claimant and shall set forth the following:

(1)	The specific reason or reasons for the adverse determination;

(2)	Specific reference to pertinent plan provisions on which the benefit determination is based;

(3)	A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits; and

(4)	A statement of the claimant’s right to bring an action under ERISA Section 502(a).

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(d)	Litigation of Claim. Prior to initiating legal action concerning a claim in any court, state or federal, against this Plan, any trust used in conjunction with this Plan, the Company, or the Committee, a claimant must first exhaust the administrative remedies provided in this Section. Failure to exhaust the administrative remedies provided for in this Section shall be a bar to any civil action concerning a claim for benefits under the Plan.

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ARTICLE 12

Contributions

12.01	Employer Contributions

The Employer intends to make contributions to fund this Plan at such times and in such amounts as the Actuary shall certify to the Employer as being no less than the amounts required to be contributed under Section 412 of the Code. Any actuarial gains arising under the Plan shall be used to reduce future Employer contributions to the Plan and shall not be applied to increase retirement benefits with respect to remaining Participants.

12.02	Participant Contributions

Participant contributions to the Fund are not permitted.

12.03	Contingent Nature of Contributions

Unless the Employer notifies the Committee and the Funding Agent in writing to the contrary, all contributions made to this Plan are conditioned upon their deductibility under Section 404 of the Code.

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ARTICLE 13

Amendment, Termination, and Merger of the Plan

13.01	Right to Amend the Plan

The Plan Sponsor reserves the right to modify, alter, or amend this Plan from time to time to any extent that it may deem advisable including, but without limiting the generality of the foregoing, any amendment deemed necessary to ensure the continued qualification of the Plan under Section 401 of the Code or the appropriate provisions of any subsequent revenue law. The procedure for the Plan Sponsor to amend the Plan in any respect is approval of the amendment by a majority of the members of the Plan Sponsor’s Board of Directors, and with respect to non-substantive matters for purposes of maintaining the qualified status of the Plan is by a majority of the members of the Committee. Action by the Board of Directors or the Committee amending the Plan shall be a settlor function of the Plan Sponsor and not a fiduciary function of the Board of Directors or the Committee. No such amendment shall increase the duties or responsibilities of a Funding Agent without its consent thereto in writing. No such amendment(s) shall have the effect of reinvesting in the Employer the whole or any part of the principal or income of the Fund or to allow any portion of the principal or income of the Fund to be used for any purposes other than for the exclusive benefit of Participants or Beneficiaries at any time prior to the satisfaction of all the liabilities under the Plan with respect to such persons. No amendment shall (a) reduce a Participant’s Accrued Benefit on the effective date of the Plan amendment, (b) eliminate or reduce an early retirement benefit, retirement-type subsidy, or an optional form of benefit under the Plan with respect to the Participant’s Accrued Benefit on the date of the amendment, (c) reduce a retired Participant’s retirement benefit as of the effective date of the amendment, or (d) directly or indirectly reduce the nonforfeitable percentage of a Participant’s right to his or her Accrual Benefit to an amount less than the nonforfeitable percentage computed under the Plan without regard to the amendment. All amendments to the Plan must be in writing.

13.02	Right to Terminate the Plan

The Plan Sponsor shall have the right to terminate this Plan at any time with respect to itself, any or all other Participating Employers or any designated group of Employees, former Employees, or Beneficiaries. The procedure for the Plan Sponsor to terminate the Plan is approval of the termination by a majority of the members of the Plan Sponsor’s Board of Directors. Action by the Board of Directors terminating the Plan shall be a settlor function of the Plan Sponsor and not a fiduciary function of the Board of Directors. In the event of such termination all affected Participants shall be vested as provided in Section 7.05.

13.03	Allocation of Assets and Surplus

In the event the Plan is terminated as provided in Section 13.02 above, the then present value of retirement benefits vested in each Participant shall be determined as of the discontinuance date, and the assets then held by the Funding Agents as reserves for benefits for Participants, Joint Annuitants, or Beneficiaries under this Plan shall, subject to any necessary approval by the Pension Benefit Guaranty Corporation, be allocated, to the extent that they shall be sufficient, after providing for expenses of administration, in the order of precedence provided

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for under Section 4044 of ERISA, as modified by the provisions of IRS regulations 1.414(l)-1(f) or (h) if a special schedule of benefits (as defined in such regulations) is in effect as a result of a plan merger within the five year period prior to the date of termination. The retirement benefits for which funds have been allocated in accordance with Section 4044 of ERISA shall be provided through the continuance of the existing Fund arrangements or through a new instrument entered into for that purpose and shall be paid either in a lump sum or in equal monthly installments through the purchase of a nontransferable annuity contract(s). After all liabilities of the Plan have been satisfied with respect to all Participants so affected by the Plan’s termination, the Funding Agent shall distribute any balance of Plan assets which shall remain to Participants in the proportion that each Participant’s liability bears to the total liability of all Participants.

13.04	Plan Mergers, Consolidations, and Transfers

The Plan shall not be automatically terminated by the Employer’s acquisition by or merger into any other company, trade, or business, but the Plan shall be continued after such merger provided the successor employer agrees to continue the Plan with respect to affected Participants herein. All rights to amend, modify, suspend, or terminate the Plan with respect to Participants of the Employer shall be transferred to the successor employer, effective as of the date of the merger or acquisition.

The Committee is authorized to enter into merger, consolidation, or transfer agreements with any other plan administrator, administrative committee, trustee, or other person. The merger or consolidation with, or transfer of the allocable portion of the assets and liabilities of the Fund to any other qualified retirement plan trust shall be permitted only if the benefit each Plan Participant would receive, if the Plan were terminated immediately after such merger or consolidation, or transfer of the allocable portion of the assets and liabilities, would be at least as great as the benefit he would have received had this Plan been terminated immediately before the date of merger, consolidation, or transfer.

13.05	Amendment of Vesting Schedule

If the vesting provisions of this Plan are amended, including an amendment caused by the expiration of top-heavy status under the terms of Article 14, Participants with three (3) or more Years of Service, or three (3) or more years of employment, whether or not consecutive, at the later of the date the amendment is adopted or becomes effective, shall automatically be vested, from that point forward, in the greater of the amount vested under the vesting schedule as amended or the amount vested under the vesting schedule prior to amendment.

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ARTICLE 14

Top-Heavy Plan Provisions

14.01	General Rule

For any Plan Year for which this Plan is a “Top-Heavy Plan” as defined in Section 14.06 below, this Plan shall be subject to the provisions of this Article 14.

14.02	Vesting Provision

Each Participant who has completed an Hour of Service during the Plan Year in which the Plan is top-heavy and has completed the number of Years of Vesting Service specified in the following table, shall have a vested right to the percentage of his Accrued Benefit under this Plan, correspondingly shown in the following table:

Years of Vesting Service	Percentage of Accrued Benefit
Less than 2 years	0%
2	20%
3	40%
4	60%
5	80%
6 or more	100%

Each Participant’s Deferred Vested Benefit shall not be less than his vested Accrued Benefit determined as of the last day of the last Plan Year in which the Plan was not a Top-Heavy Plan. If the Plan ceases to be a Top-Heavy Plan, an Employee with three or more years of employment, whether or not consecutive, shall have his Deferred Vested Benefit determined either in accordance with this Section 14.02 or Section 7.03, as provided in Section 13.05. Each such Participant shall have the right to elect the applicable schedule within 60 days after the day he is issued written notice by the Committee, or as otherwise provided in accordance with regulations issued under the provisions of the Code relating to changes in the vesting schedule.

14.03	Minimum Benefit Provision

If the Plan is a Top-Heavy Plan in any Plan Year, each Participant who is a Non-Key Employee shall, as of the end of that Plan Year, be entitled to an Accrued Benefit that is at least equal to the Applicable Percentage of the Participant’s Average Compensation for Years in the Testing Period. For purposes of this Section:

(a)	“Applicable Percentage” shall mean the lesser of two (2) percent multiplied by Years of Service of the Participant, or twenty (20) percent;

(b)	“Average Compensation for Years in the Testing Period” shall mean average annual earnings for that period of five (5) consecutive years that produces the

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highest average. In determining consecutive years, any year not included as a Year of Vesting Service under the provisions of Article 2 shall be ignored. In calculating Average Compensation for Years in the Testing Period, the amount of compensation taken into account shall not exceed $200,000 times the Adjustment Factor applicable at the date such benefits are calculated.

14.04	Coordination with Other Plans

In the event that another defined contribution or defined benefit plan maintained by the Employer or an Affiliated Employer provides contributions or benefits on behalf of Participants in this Plan, such other plan shall be treated as part of this Plan pursuant to applicable principles (such as Rev. Rul. 81-202 or any successor ruling) in determining whether this Plan satisfies the requirements of Sections 14.02 and 14.03. Such determination shall be made upon the advice of counsel by the Committee.

14.05	Top-Heavy Plan Definition

This Plan shall be a “Top-Heavy Plan” for any Plan Year if, as of the determination date the present value of the cumulative Accrued Benefits under the Plan for Participants (including former Participants) who are Key Employees exceeds sixty (60) percent of the present value of the cumulative Accrued Benefits under the Plan for all Participants, excluding former Key Employees, or if this Plan is required to be in an aggregation group which for such Plan Year is a top-heavy group. For purposes of this Section:

(a)	“Determination date” means for any Plan Year the last day of the immediately preceding Plan Year (except that for the first Plan Year of this Plan the determination date means the last day of such Plan Year).

(b)	The present value shall be determined as of the most recent valuation date (the date on which liabilities and assets are valued for purposes of determining plan costs for minimum funding) that is within the twelve (12)-month period ending on the determination date. Present values for purposes of determining whether this Plan is a Top-Heavy Plan shall be based on the following interest and mortality rates:

(1)	Interest Rate: 7%

(2)	Mortality Rate: 1971 Group Annuity Mortality Table, male rates, with one year age setback

(c)	“Aggregation group” means the group of plans, if any, that includes both the group of plans that are required to be aggregated and the group of plans that are permitted to be aggregated.

(1)	The group of plans that are required to be aggregated (the “required aggregation group”) includes:

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(A)	Each plan of an Affiliated Employer in which a Key Employee is a participant, including collectively bargained plans.

(B)	Each other plan, including collectively bargained plans of an Affiliated Employer, which enables a plan in which a Key Employee is a participant to meet the requirements of the Code prohibiting discrimination as to contributions or benefits in favor of employees who are officers, shareholders or the highly compensated or prescribing the minimum participation standards.

(2)	The group of plans that are permitted to be aggregated (the “permissive aggregation group”) includes the required aggregation group plus one or more plans of an Affiliated Employer that is not part of the required aggregation group. Such plan or plans may be added to the permissive aggregation group only if, after the addition, the aggregation group as a whole continues to satisfy the requirements of Sections 401(a)(4) and 410 of the Code.

(d)	“Top-heavy group” means the aggregation group, if as of the applicable determination date, the sum of the present value of the cumulative accrued benefits for Key Employees under all defined benefit plans included in the aggregation group plus the aggregate of the accounts of key employees under all defined contribution plans included in the aggregation group exceeds sixty percent (60%) of the sum of the present value of the cumulative accrued benefits for all Employees, excluding former Key Employees, under all such defined benefit plans plus the aggregate accounts for all Employees, excluding former Key Employees, under such defined contribution plans. If the aggregation group that is a top-heavy group is a required aggregation group, each plan in the group will be top heavy. If the aggregation group that is a top-heavy group is a permissive aggregation group, only those plans that are part of the required aggregation group will be treated as top-heavy. If the aggregation group is not a top-heavy group, no plan within such group will be top-heavy.

(e)	In determining whether this Plan constitutes a “Top-Heavy Plan,” the Committee (or its agent) shall make the following adjustments in connection therewith:

(1)	When more than one plan is aggregated, the Committee shall determine separately for each plan as of each plan’s determination date the present value of the accrued benefits or account balance. The results shall then be aggregated by adding the results of each plan as of the determination dates for such plans that fall within the same calendar year.

(2)

Effective for Plan Years beginning after December 31, 2001, in determining the present value of the cumulative accrued benefit or the amount of the account of any Employee, such present value or account shall include the amount in dollar value of the aggregate distributions made to such Employees under the applicable plan during the one-year

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period ending on the determination date. The preceding sentence shall also apply to distributions under a terminated plan which, had it not been terminated, would have been aggregated with the Plan under Section 416(g)(2)(A)(i) of the Code. In the case of a distribution made for a reason other than separation from service, death, or disability, this subsection (2) shall be applied by substituting “five-year period” for “one-year period.”

(3)	Further, in making such determination, such present value or such account shall include any rollover contribution (or similar transfer), as follows:

(A)	If the rollover contribution (or similar transfer) is initiated by the employee and made to or from a plan maintained by another employer, the plan providing the distribution shall include such distribution in the present value or such account; the plan accepting the distribution shall not include such distribution in the present value or such account unless the plan accepted it before December 31, 1983.

(B)	If the rollover contribution (or similar transfer) is not initiated by the employee or made from a plan maintained by another employer, the plan accepting the distribution shall include such distribution in the present value or such account, whether the plan accepted the distribution before or after December 31, 1983; the plan making the distribution shall not include the distribution in the present value or such account.

(4)	Further, in making such determination, in any case where an individual is a “non-key employee” with respect to an applicable plan, but was a key employee with respect to such plan for any prior plan year, any accrued benefit and any account of such employee shall be altogether disregarded. For this purpose, to the extent that a key employee is deemed to be a key employee if he met the definition of key employee within any of the four preceding plan years, this provision shall apply following the end of such period of time.

14.06	Key Employee

Effective for Plan Years beginning after December 31, 2001, the term “Key Employee” means any Employee or former Employee (including any deceased Employee) who at any time during the Plan Year that includes the determination date was an officer of one of the Adopting Employers having annual compensation for the Plan Year greater than one hundred thirty thousand dollars ($130,000) (as adjusted under Section 416(i)(I) of the Code for Plan Years beginning after December 31, 2002), a five percent (5%) owner of one of the Adopting Employers, or a one percent (1%) owner of one of the Adopting Employers having annual compensation of more than one hundred fifty thousand dollars ($150,000). The determination of

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who is a Key Employee will be made in accordance with Section 416(i)(l) of the Code and the applicable regulations and other guidance of general applicability issued thereunder.

14.07	Non-Key Employee

The term “Non-Key Employee” means any Participant who is not a Key Employee.

14.08	Collective Bargaining Rules

The provisions of Sections 14.02, 14.03, and 14.04 do not apply with respect to any Employee included in a unit of Employees covered by a collective bargaining agreement unless the application of such sections has been agreed upon with the collective bargaining agent.

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ARTICLE 15

Miscellaneous

15.01	Limitation on Distributions

Notwithstanding any provision of this Plan regarding payment to Beneficiaries or Participants, or any other person, the Committee may withhold payment to any person if the Committee determines that such payment may expose the Plan to conflicting claims for payment. As a condition for any payments, the Committee may require such consent, representations, releases, waivers, or other information as it deems appropriate. The Committee may, in its discretion, comply with the terms of any judgment or other judicial decree, order, settlement, or agreement including, but not limited to, a Qualified Domestic Relations Order as defined in Code Section 414(p).

15.02	Limitation on Reversion of Contributions

Except as provided in subsections (a) through (c) below, Employer contributions made under the Plan will be held for the exclusive benefit of Participants, Joint Annuitants or Beneficiaries and may not revert to the Employer.

(a)	A contribution made by the Employer under a mistake of fact may be returned to the Employer within one (1) year after it is contributed to the Plan, to the extent that it exceeds the amount which would have been contributed, absent the mistake in fact.

(b)	A contribution conditioned on the Plan’s initial qualification under Sections 401(a) and 501(a) of the Code may be returned to the Employer, if the Plan does not qualify, within one (1) year after the date the Plan is denied qualification.

(c)	A contribution conditioned upon its deductibility under Section 404 of the Code, may be returned, to the extent the deduction is disallowed, to the Employer within one (1) year after the disallowance.

Earnings attributable to amounts which may be returned to the Employer pursuant to this Section may not be distributed, but, in the event that there are losses attributable to such amounts, the amount returned to the Employer shall be reduced by the amount of such losses.

15.03	Voluntary Plan

The Plan is purely voluntary on the part of the Employer and neither the establishment of the Plan nor any Plan amendment nor the creation of any fund or account, nor the payment of any benefits will be construed as giving any Employee or any person legal or equitable right against the Employer, any trustee or other Funding Agent, or the Committee unless specifically provided for in this Plan or conferred by affirmative action of the Committee or the Employer according to the terms and provisions of this Plan. Such actions will not be construed as giving any Employee or Participant the right to be retained in the service of the Employer. All

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Employees and/or Participants will remain subject to discharge to the same extent as though this Plan had not been established.

15.04	Nonalienation of Benefits

Participants and Beneficiaries are entitled to all the benefits specifically set out under the terms of the Plan, but neither those benefits nor any of the property rights in the Plan are assignable or distributable to any creditor or other claimant of a Participant or Beneficiary. A Participant will not have the right to anticipate, assign, pledge, accelerate, or in any way dispose of or encumber any of the monies or benefits or other property that may be payable or become payable to such Participant or his Beneficiary; provided, however, the Committee shall recognize and comply with a valid Qualified Domestic Relations Order as defined in Code Section 414(p). Notwithstanding the foregoing, effective August 5, 1997, a Participant’s benefits under this Plan can be used to satisfy an amount that the Participant is ordered or required to pay to the Plan to the extent permitted by Code Section 401(a)(13)(C), which generally applies if such order or requirement to pay arises (i) under a judgment of conviction for a crime involving the Plan, (ii) under a civil judgment (including a consent order or decree) entered in an action brought in connection with a violation (or alleged violation) of the ERISA fiduciary responsibility provisions, or (iii) pursuant to a settlement agreement between the Secretary of Labor and the Participant, or a settlement agreement between the Pension Benefit Guaranty Corporation and the Participant, in connection with a violation (or alleged violation) of the ERISA fiduciary responsibility provisions.

15.05	Inability to Receive Benefits

If the Committee receives evidence that a person entitled to receive any payment under the Plan is physically or mentally incompetent to receive payment and to give a valid release, and another person or any institution is maintaining or has custody of such person, and no guardian, committee, or other representative of the estate of such person has been duly appointed by a court of competent jurisdiction, then any distribution made under the Plan may be made to such other person or institution. The release of such other person or institution will be a valid and complete discharge for the payment of such distribution.

15.06	Missing Persons

When a Participant or Beneficiary whose whereabouts are unknown may be forced to take a distribution under the terms of the Plan (e.g., upon reaching normal retirement age or upon termination of the Plan), the Committee shall attempt to search for, or ascertain, the whereabouts of such Participant or Beneficiary, using the following procedures:

(a)	Certified Mail. The Committee shall notify the Participant or Beneficiary by certified or registered mail, return receipt requested, addressed to his last-known address of record with the Committee, that he is entitled to a distribution under the Plan.

(b)

Records of Related Plans. If the Participant or Beneficiary fails to respond to the notice described above by either claiming his distributive share or making his whereabouts known in writing to the Committee, the Committee shall contact the

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Employer and the administrator(s) of any other employee benefit plan or arrangement sponsored or maintained by the Employer and request that the Employer and such administrator(s) search the records of such other plans to ascertain whether a more current address for such Participant or Beneficiary is available. Alternatively, the Committee may request that the Employer or administrator(s) contact the missing Participant or Beneficiary directly, or forward a letter to such Participant or Beneficiary, and request that the Participant or Beneficiary contact the Committee.

(c)	Designated Beneficiary. In connection with a search of the records of the Plan, or any related plan of the Employer, for a Participant’s current contact information, the Committee shall attempt to identify and contact any person that such Participant has designated as the Participant’s beneficiary (whether primary or contingent) to determine whether such beneficiary has updated information concerning the location of the Participant.

(d)	Letter-Forwarding Service. If the Committee is unable to locate the Participant or Beneficiary using the procedures set forth above, the Committee may notify the appropriate governmental agency(ies) of the Participant’s or Beneficiary’s failure to contact the Committee or claim his distribution and shall request the governmental agency(ies) to forward a notice to the Participant or Beneficiary on behalf of the Committee in accordance with the procedures the governmental agency(ies) has established for this purpose. The notice forwarded under this procedure shall contain information allowing the Participant or Beneficiary to contact the Committee and claim the distribution and shall require a response by the Participant or Beneficiary within a reasonable period of time as determined by the Committee.

In addition to using the procedures described above, the Committee may attempt to locate the Participant or Beneficiary using other available means, such as Internet search tools, commercial locator services, or credit reporting agencies. In determining what other means may be appropriate, the Committee shall consider the size of the Participant’s or Beneficiary’s benefit in relation to the cost of such other means of locating the Participant or Beneficiary.

If a Participant or Beneficiary cannot be located in accordance with the procedures described above, the Participant or Beneficiary will be considered “lost.” Once a Participant or Beneficiary is considered lost, the Plan may either (i) continue to maintain the Participant’s or Beneficiary’s benefit; (ii) cause a forfeiture of the benefit, which forfeiture will be used to reduced future Employer contributions; (iii) transfer the amount to an individual retirement account, as described in Code Section 408(a), or an individual retirement annuity, as described in Code Section 408(b), that has been designated by the Committee for such purpose; or (iv) transfer the amount to an appropriate state unclaimed property fund. If the Plan is terminated and the Employer does not maintain another Plan that will receive the lost Participant’s or Beneficiary’s benefit as described in (i) above, the procedure set forth in (iii) or (iv) above will be utilized. If forfeiture occurs and the missing Participant or Beneficiary subsequently files a claim then, upon verification of the claim, the amount that was forfeited will be reinstated, without interest or other gains or losses from the date of forfeiture, but no amount will be

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payable from the Plan if it was previously deposited with a governmental agency (e.g., unclaimed property fund) or transferred to an individual retirement account.

If a payment from the Plan has been issued in the form of a check or other draft that remains outstanding for a reasonable period of time (not less than 90 days) and the Committee has been unable to locate the payee after reasonable efforts to do so or the payee has refused (expressly or impliedly) to cash the check or other draft then the amount of such check or other draft may be forfeited, redeposited in the Plan (if necessary), and used to reduce future Employer contributions or to defray Plan expenses. If the payee subsequently makes a duly verified claim for payment of any forfeited amount then such amount will be restored to the benefit of the payee, without adjustment for interest or other gains or losses from the date of forfeiture, and paid to the payee in due course.

15.07	Limitation of Third Party Rights

Nothing expressed or implied in the Plan is intended or will be construed to confer upon or give to any person, firm, or association other than the Employer, the Participants or Beneficiaries, and their successors in interest, any right, remedy, or claim under or by reason of this Plan except pursuant to a Qualified Domestic Relations Order as defined in Code Section 414(p).

15.08	Invalid Provisions

In case any provision of this Plan is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan. The Plan will be construed and enforced as if the illegal and invalid provisions had never been included.

15.09	One Plan

This Plan may be executed in any number of counterparts, each of which will be deemed an original and the counterparts will constitute one and the same instrument and may be sufficiently evidenced by any one counterpart.

15.10	Use and Form of Words

Whenever any words are used herein in the masculine gender, they will be construed as though they were also used in the feminine gender in all cases where that gender would apply, and vice versa. Whenever any words are used herein in the singular form, they will be construed as though they were also used in the plural form in all cases where the plural form would apply, and vice versa.

15.11	Headings

Headings to Articles and Sections are inserted solely for convenience and reference, and in the case of any conflict, the text, rather than the headings, shall control.

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15.12	Governing Law

The Plan will be governed by and construed according to the federal laws governing employee benefit plans qualified under the Code and according to the laws of the state of Kansas where such laws are not in conflict with the federal laws.

15.13	Separate Liability

Except to the extent imposed by law, no fiduciary shall have the duty to question whether any other fiduciary is fulfilling all the responsibilities imposed upon such other fiduciary by this Plan, by ERISA, the Code, or by any regulations or rulings issued under ERISA or the Code. No fiduciary shall have any liability for a breach of fiduciary responsibility of another fiduciary with respect to this Plan unless it participates knowingly in such breach, knowingly undertakes to conceal such breach, has actual knowledge of such breach and fails to take reasonable remedial action to remedy such breach, or, through its negligence in performing its own specific fiduciary responsibilities, it has enabled such other fiduciary to commit a breach of the latter’s fiduciary responsibilities.

15.14	Erroneous Payments

If any person receives any payment that the Committee in its sole discretion later determines the person was not entitled to receive, such person shall be required to make reimbursement to the Plan. In addition, the Committee shall have the right to offset any future payment against amounts that the person was not otherwise entitled to receive.

15.15	Use of Electronic Media

Notwithstanding any provision of the Plan to the contrary, including provisions requiring the use of a written instrument, the Committee may establish procedures for the use of electronic media in communications and transactions between or among the Plan, the Committee, the Trustee, Participants, and/or Beneficiaries. Electronic media may include, but are not limited to, the Internet, e-mail, Intranet systems, and automated telephonic response systems.

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ARTICLE 16

Special Eligibility Rules

16.01	Applicability

This Article is effective January 1, 2007 (except section 16.04 of this Article is effective March 1, 2007), and supersedes all other provisions of this Plan, including any provisions that purport to apply notwithstanding any other provisions of the Plan, unless such provisions specifically refer to this Article.

16.02	Special Eligibility Rules

A person who first performs an Hour of Service on or after January 1, 2007, shall not be eligible to participate in this plan.

A person who incurs a Separation from Service, and next performs an Hour of Service on or after January 1, 2007, after expiration of any salary continuation payments, shall not be eligible to participate in this plan. Such a person’s benefit shall be the accrued benefit determined as of the date (the “Benefit Determination Date”) that is the earlier of (i) the date immediately before the date on which the person performs an Hour of Service following the person’s most recent Separation from Service, and (ii) the date on which the person stopped earning a benefit under the plan. That accrued benefit will be the pension defined in the plan as having been earned as of the Benefit Determination Date, and will be based on all factors relevant under the plan as they exist on the Benefit Determination Date (including age, earnings, eligibility for early retirement, credited service or plan membership, estimated Social Security benefit, minimum benefit level, and any other personal or plan factors affecting the pension in its standard form). Service after the Benefit Determination Date will be counted, to the extent provided in the relevant provisions of the pension plan, only for determining vesting, eligibility for early retirement, and eligibility for any retirement subsidies.

A person who (i) first performs an Hour of Service before January 1, 2007, and either (ii) does not incur a Separation from Service, or (iii) incurs a Separation from Service but then performs an Hour of Service before expiration of any salary continuation payments, shall again be eligible to participate in this plan, subject to the other provisions of the plan.

16.03	Definitions

When used in this Article, the following terms have the following meaning:

(a)	Separation from Service. The termination of employment by reason of quit (including Retirement), discharge, Layoff (beyond the period of eligible recall pursuant to a collective bargaining agreement) or death; or the failure to return from Authorized Leave of Absence, Qualified Military Service or Disability.

(b)

Authorized Leave of Absence. An absence approved by an Employer on a uniform and nondiscriminatory basis for any of the following reasons: illness of an Employee or a relative, the death of a relative, education of the Employee, or

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personal or family business of an extraordinary nature, provided in each case that the Employee returns to the service of the Employer within the time period specified by the Employer.

(c)	Disability. A Participant who is totally and permanently disabled by bodily injury or disease so as to be prevented from engaging in any occupation for compensation or profit. The determination of Disability shall be made by the Administrator with the aid of competent medical advice. It shall be based on such evidence as the Administrator deems necessary to establish Disability or the continuation thereof.

(d)	Layoff. An involuntary interruption of service due to reduction of work force with the possibility of recall to employment when conditions warrant.

(e)	Qualified Military Service. Any service in the uniformed services by any Employee if such Employee is entitled to reemployment rights under Chapter 43 of title 38, United States Code, provided, the Employee returns to employment, with the Employer within the applicable time limits prescribed in Chapter 43 of title 38, United States Code.

(f)	Retirement. A termination of employment that occurs after a Participant has either attained age 55 and completed at least ten (10) years or periods of service, as determined under the plan, or reached age 65.

16.04	Pension Plan Distributee

A Pension Plan Distributee shall not be eligible to participate in this plan. “Pension Plan Distributee” means a person who incurred a Separation from Service, becomes an Employee again on or after March 1, 2007, and is receiving or has ever received a distribution from a Pension Plan, regardless of whether the person met or meets the age and service conditions for retirement under the Pension Plan, and regardless of the form of benefit selected by the person. “Pension Plan” means a defined benefit pension plan intended to be qualified under section 401(a) of the Code and sponsored by the Company or a member of the Company’s controlled group of corporations within the meaning of section 414(b) of the Code. A person is not a Pension Plan Distributee if the only payments made to the person by a Pension Plan are: (a) a distribution of a lump sum cashout that was made without participant consent under section 417(e) of the Code; (b) a return of the person’s contributions under a Pension Plan and the interest credited under the Pension Plan on those contributions; or (c) a transfer of pension assets and the liabilities corresponding to those assets to the pension plan of an entity to which the Company disposes of a business or function. A person also is not a Pension Plan Distributee if, after first receiving a distribution from a Pension Plan, the person becomes an Employee as a result of the Company’s acquisition of a business that employed the person at the time of the acquisition.

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IN WITNESS WHEREOF, the Company has caused this Plan to be executed in its name and on its behalf, this 19th day of January, 2011.

HAWKER BEECHCRAFT CORPORATION

By:	/s/ Rich Jiwanlal
Name:	Rich Jiwanlal
Title:	Vice President Human Resources

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APPENDIX A

Procedures For Calculation Of Actuarial Equivalent Values

Each “Actuarial Equivalent Value” under this Plan shall be determined in accordance with the following methods, tables, interest rates, and other factors. References to the “PBGC rates” mean the set of rates used by the Pension Benefit Guaranty Corporation for purposes of valuing lump sum distributions under terminating non-multiemployer pension plans.

1.	Lump Sum Payment Option - For purposes of determining/converting to a lump sum value, the following factors shall be used:

(a)	Rate of Interest: For determinations before January 1, 1999, the PBGC rates in effect on the first day of the Plan Year for which the distribution is made. For determinations after December 31, 1998 and before January 1, 2008, the annual rate of interest on 30-year Treasury securities as specified by the Commissioner for the month of November preceding the Plan Year in which the distribution is made. For determinations on and after January 1, 2008, the adjusted first, second, and third segment rates as specified by the Commissioner of Internal Revenue for the month of November preceding the Plan Year in which the distribution occurs.

(b)	Mortality: For determinations before January 1, 1999, the PBGC mortality rate table for healthy males with ages of the Participant set back one year and ages of the spouse or Joint Annuitant set back four years. For determinations after December 31, 1998 and before December 31, 2002, the 1983 Group Annuity Mortality Table using a blend of fifty percent (50%) of the male table and fifty percent (50%) of the female table. For determinations on or after December 31, 2002 and before January 1, 2008, the 94 GAR/GATT 2003 Mortality Table prescribed in Revenue Ruling 2001-62. For determinations on and after January 1, 2008, the applicable mortality table under Code Section 417(e)(3), as prescribed by the Commissioner of Internal Revenue from time to time.

2.	Optional Forms Of Retirement Benefit - For purposes of determining an optional form of benefit payment (other than a lump sum) under Sections 6.01, 8.01, and 9.05, and for any purpose for which no other definition is specified, the following factors shall be used:

(a)	Rate of Interest: 7%

(b)	Mortality: The 1971 Group Annuity Mortality Table, male rates, with ages of the Participant set back one year and ages of the spouse or Joint Annuitant set back five years.

Notwithstanding the above, for purposes of computing installment amounts under Section 8.01, the factors in Section 1 of this Appendix A shall be used rather than the factors in this Section 2, if the factors in Section 1 result in larger installment payments.

3.	Asset Transfer Between Plans - Unless another basis is established by the Actuary to satisfy the requirements of Regulation Section 1.414 (l)-1 that asset transfers must be

Appendix A - 1

equal to the “present value of the benefits on a termination basis,” the asset transfer specified in Section 3.04 shall be based on the following factors:

(a)	Rate of Interest: 8%

(b)	Mortality: The 1971 Group Annuity Mortality Table for males and females.

4.	Early Commencement Factors - For purposes of determining the amount of a retirement benefit payable on an early commencement date under Sections 5.04 and 5.05(b), the following factors shall be used:

Age At Early Commencement Date	Factor For Section 5.04	Factor For Section 5.05(b)
65	1.00	1.000
64	1.00	.933
63	1.00	.867
62	1.00	.800
61.95		.733
60.90		.667
59.85		.633
58.80		.600
57.75		.567
56.70		.533
55.65		.500

The above factors shall be interpolated between ages in the table using whole years and completed months of age.

Appendix A - 2

APPENDIX B

Reduction Factors For Additional Optional Death Benefit Under Section 8.03

Participant’s Age Minus Spouse’s Age	Prior to 8/1/83	After 7/31/83 and Prior to Normal Retirement Date*
Males	Females
5.500%	.230%	.450%
4.500	.224	.450
3.500	.218	.450
2.500	.212	.450
1.500	.206	.450
0.500	.200	.450
-1.495	.200	.446
-2.490	.200	.441
-3.485	.200	.437
-4.480	.200	.432
-5.475	.200	.428
For each year in excess of 5, add the following to the factor for 5.005	.006	.0045
For each year less than -5, subtract the following from the factor for -5.005	.006	.0045

*	The percentage factor applicable to periods of coverage occurring after the Participant’s Normal Retirement Date shall be equal to two times the percentage factor applicable prior to Normal Retirement Date.

Appendix B - 1

SUPPLEMENT A

Special Provisions Applicable to Former Hangar One, Inc. Salaried Employees

A-1	Introduction. On December 31, 1987, the assets and liabilities held under the Hangar One, Inc. Restated Pension Plan and Trust (the “Hangar One Plan”) with respect to each salaried employee who was participating in the plan on that date were merged into this Plan. The purpose of this Supplement A is to provide for payment under the Plan of the additional benefits described below with respect to salaried employees of Hangar One, Inc. on December 31, 1987 who became Participants in the Plan on January 1, 1988 (hereinafter referred to as “Hangar One Salaried Employees”).

A-2	Vesting Service. For the purpose of determining the Vesting Service of a Hangar One Salaried Employee, but not for other purposes, periods of employment with Hangar One, Inc. occurring prior to March 30, 1983 shall be considered as employment with an Employer.

A-3	Accrued Benefit. The Accrued Benefit for a Hangar One Salaried Employee shall be equal to the sum of the Accrued Benefit defined in Section 5.01 of this Plan for periods of Credited Service after December 31, 1987 plus whichever of the amounts determined under subparagraphs (a), (b), or (c) below is the greatest.

(a)	Shall be equal to the applicable “dollar credit” determined under section 5.01 of the Hawker Beechcraft Corporation Base Retirement Income Plan as of the Participant’s Termination Date multiplied by the Participant’s Credited Service for the period ending on December 31, 1987. For this purpose, Credited Service shall be determined in accordance with the provisions of Section 3.2 of the Plan as it existed prior to January 1, 1989 as if all periods of employment after March 29, 1983 are considered to be employment as an “active participant” under the Plan.

(b)

Shall be equal to 1.09642, which is the factor for converting a ten-year certain and life annuity form to a life annuity form payable at age 65, multiplied by the amount, if any, identified in Exhibit A hereof as the Participant’s “Accrued Benefit 12/31/87,” and with the result multiplied by a fraction, not less than one, the numerator of which is the Participant’s Adjusted Average Annual Earnings on his Termination Date and the denominator of which is the Participant’s “Average Annual Earnings on 12/31/87” as set forth in Exhibit A. For this purpose, Adjusted Average Annual Earnings shall mean the highest annual average of a Participant’s compensation for any consecutive five completed calendar years of employment within the ten-year period immediately preceding his Termination Date. If a Participant has less than five completed years of employment, Adjusted Average Annual Earnings shall be based on the average of all completed calendar years of employment. A Participant’s compensation shall include his total compensation, exclusive of any fringe benefits, paid by the Employer and includible during a calendar year in his gross income for Federal income tax purposes plus any reduced compensation amounts attributable to the Participant’s

Suppl A - 1

participation under an IRS qualified section 401(k) plan or a section 125 cafeteria plan. In calculating Adjusted Average Annual Compensation between January 1, 1989 and December 31, 1993, total compensation for any calendar year shall not exceed $200,000 times the Adjustment Factor applicable for that calendar year with $200,000 applied for all years prior to January 1, 1989. In calculating Adjusted Average Annual Compensation on or after January 1, 1994, total compensation for any calendar year shall not exceed $150,000 times the Adjustment Factor applicable for such year with $150,000 applied for all years prior to January 1, 1994.

(c)	Shall be the Participant’s “Conversion Date Value,” if any, at his Normal Retirement Date (or his actual retirement date, if later) multiplied by the monthly life annuity conversion factor .0083. For this purpose, the “Conversion Date Value” shall be equal to the amount set forth in Exhibit A for an employee who was a participant in the Hangar One Plan as of December 1, 1976 accumulated with interest at the rate of 5% per year, compounded annually, to the date it is applied for the calculation of the Participant’s Accrued Benefit under this Plan.

A-4	Additional Rules. If and to the extent they are more favorable than any other provisions of this Plan, the following rules also apply to a Hangar One Salaried Employee.

(a)	If a Hangar One Salaried Employee has at least five (5) years but less than ten (10) years of “credited service” (as defined under the Hangar One Plan prior to January 1, 1988) as of January 1, 1988, he shall continue to become vested in his Accrued Benefit in accordance with the graded vesting schedule of section 5.01 of the Hangar One Plan. For the purpose of determining such graded vesting, the Participant’s “credited service” after January 1, 1988 shall be equal to his “credited service” on January 1, 1988 plus his years of Vesting Service earned under this Plan for periods of employment after December 31, 1987.

(b)	A Hangar One Salaried Employee who is identified in Exhibit A with a Conversion Date Value on December 1, 1976 shall continue to have the benefit of the single-sum cash option defined in Section 6.06(b) of the Hangar One Plan and the survivorship benefits defined in Section 6.06(d) of the Hangar One Plan. In the event that a single-sum cash benefit is paid to or on behalf of a Participant under either of said sections, the amount of any benefit otherwise payable under the provisions of this Plan shall be reduced on an Actuarial Equivalent basis to reflect the value of the single-sum cash benefit so provided.

(c)	If a Hangar One Salaried Employee receives an Early Retirement Benefit under Section 5.04 of this Plan or a Deferred Vested Benefit under Section 5.05 of this Plan, the amount of his benefit, before adjustment for any optional form of payment, shall be at least equal to the greater of (i) his “Accrued Benefit 12/31/87,” as identified in Exhibit A, adjusted to the life annuity form or (ii) his vested percentage multiplied by the monthly amount defined in paragraph A-3(c) above, with either amount reduced by 5/18 of 1% for each month by which his first payment date precedes his Normal Retirement Date.

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